Exhibit 10.3

Confidential Treatment Requested. Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[Redacted].” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

PURCHASE, SALE AND SERVICING TRANSFER AGREEMENT

AMONG

CITIBANK, N.A.,

FEDERATED DEPARTMENT STORES, INC.,

FDS BANK

AND

PRIME II RECEIVABLES CORPORATION

DATED AS OF JUNE 1, 2005

i

SCHEDULES AND ANNEXES

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)(1)	Form of First Closing Statement
Schedule 1.1(b)(2)	Form of Second Closing Statement
Schedule 1.1(b)(3)	Form of Third Closing Statement
Schedule 1.1(c)(1)	Seller’s Knowledge
Schedule 1.1(c)(2)	Purchaser’s Knowledge
Schedule 1.1(d)	Form of Master File
Schedule 1.1(e)	Prime Securitization Bank Accounts
Schedule 1.1(f)	Prime Securitization Documents
Schedule 1.1(g)	Prime II Securitization Documents
Schedule 1.1(h)	Termination Fee
Schedule 5.1(c)	Governmental and Third Party Consents of the Sellers
Schedule 5.1(e)(2)	SEC Reports; Other Financial Information
Schedule 5.1(f)	Absence of Certain Changes
Schedule 5.1(h)	Litigation
Schedule 5.1(l)(4)	Accounts
Schedule 5.1(q)	Outstanding Liabilities of Prime
Schedule 5.1(r)	Intellectual Property
Schedule 5.2(c)	Governmental and Third Party Consents of the Purchaser
Schedule 6.16	May Portfolio Calculations and Procedures
Schedule 6.17	Interim Servicing Reports
Schedule 7.1	Requisite Third Party Consents
Schedule 9.2(b)	May Financial Information

Annex A	Program Agreement
Annex B	Form of First Instrument of Assignment and Assumption
Annex C	Form of Second Instrument of Assignment and Assumption
Annex D	Form of Third Instrument of Assignment and Assumption
Annex E	Summary of Terms of CEBA Equity Interests

PURCHASE, SALE AND SERVICING TRANSFER AGREEMENT, dated as of June 1, 2005 (this “Agreement”), among Federated Department Stores, Inc., a Delaware corporation (“FDS”), FDS Bank, a federally-chartered stock savings bank (“FDS Bank”), Prime II Receivables Corporation, a Delaware corporation (“Prime II”), and Citibank, N.A., a national banking association (the “Purchaser”).

RECITALS

WHEREAS, FDS is, among other things, (i) engaged in the business of selling merchandise through retail stores and by other means and (ii) indirectly through certain of its subsidiaries, including FDS Bank, engaged in the Business (as defined herein);

WHEREAS, the Prime Credit Card Master Trust (the “Prime Master Trust”) was formed pursuant to that certain Amended and Restated Pooling and Servicing Agreement, dated as of December 15, 1992, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the First Closing Date (as defined herein) to the extent permitted by this Agreement, including all series supplements thereto (the “Prime Pooling and Servicing Agreement”), by and among Prime Receivables Corporation, a Delaware corporation (“Prime”), as transferor, FDS Bank (as successor to FDS National Bank), as servicer, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and as successor to Chemical Bank), as trustee;

WHEREAS, the Prime Credit Card Master Trust II (the “Prime II Master Trust”) was formed pursuant to that certain Pooling and Servicing Agreement, dated as of January 22, 1997, as amended and/or supplemented through the date of this Agreement and as it may be further amended and/or supplemented through the First Closing Date, including all series supplements thereto (the “Prime II Pooling and Servicing Agreement”), by and among Prime II, as transferor, FDS Bank (as successor to FDS National Bank), as servicer, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the Prime Pooling and Servicing Agreement and the Prime II Pooling and Servicing Agreement together the “Pooling and Servicing Agreements”);

WHEREAS, pursuant to this Agreement, (i) the Sellers referred to herein desire to sell or cause to be sold to the Purchaser, and the Purchaser desires to purchase the Acquired Assets and Stock (as defined herein), including the Accounts (as defined herein) and related credit card relationships from and after the closing of such sale or sales, and to assume the Assumed Liabilities (as defined herein) pursuant to the terms contained and in the manner described herein, and (ii) the Purchaser desires to form a federally-chartered bank, which will be a subsidiary of the Purchaser (“CEBA Bank”) and assign to CEBA Bank the Acquired Assets and Stock and cause CEBA Bank to assume the Assumed Liabilities as more fully specified herein;

WHEREAS, (i) on the date hereof, FDS, FDS Bank, FACS Group, Inc. and the Purchaser are entering into a Program Agreement (the “Program Agreement”) in the form attached hereto as Annex A, to become effective as of the Effective Date (as defined in the Program Agreement), that provides for, among other things, the issuance of proprietary cards and co-branded credit cards, the issuance of existing and new credit related products, the processing and servicing of the related Accounts, and the conduct of related marketing activities, and (ii) on or prior to the First Closing Date, the Purchaser shall assign all of its rights and obligations under the Program Agreement to CEBA Bank.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1. Definitions of Certain Terms.

(a) In this Agreement, the following terms are used with the meanings assigned below:

“Accounts” means the collective reference to the FDS Accounts, the GE/Macy’s Accounts and the May Accounts.

“Account Agreement” means an agreement (including related disclosure) between FDS Bank, GE Bank or May Bank, as the case may be, and a Person or Persons under which Accounts are established and Credit Cards are issued to or on behalf of such Person or Persons, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices or any debt cancellation agreements).

“Acquired Assets and Stock” means the collective reference to the FDS Assets, the Prime Stock, the GE/Macy’s Assets and the May Assets.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. From and after the closing of the May Merger, for all purposes under this Agreement, May Co. and its Affiliates shall be considered Affiliates of the Sellers. Notwithstanding the foregoing, solely for purposes of this Agreement, and regardless of its characterization under applicable Requirements of Law or the Program Agreement, upon issuance to FDS Bank of the CEBA Equity Interests, CEBA Bank shall be deemed to be an Affiliate of the Purchaser and not an Affiliate of the Sellers from and after the First Closing.

“Ancillary Agreements” means the Program Agreement, the First Instrument of Assignment and Assumption, the Second Instrument of Assignment and Assumption and the Third Instrument of Assignment and Assumption.

“Ancillary Products” has the meaning set forth in the Program Agreement.

“Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.

“Assigned Contracts” means the Contracts listed on Schedule 1.1(a).

“Assumed Liabilities” means the collective reference to the FDS Liabilities, the GE/Macy’s Liabilities and the May Liabilities.

“Books and Records” means books, records, original documents, files, correspondence, books of account, Credit Card applications, customer service and collection records, billing tapes, month-end tapes, papers, statement forms, plastics, application forms and other data maintained by or on behalf of Sellers or any of their Affiliates, whether in hard copy or electronic format or any other form, including those relating to the Prime Master Trust, in each case to the extent within the Sellers’ control and possession and primarily used in the Business, other than the FDS Cardholder List, the GE/Macy’s Cardholder List, the May Cardholder List, the Master File and any of the foregoing relating principally to the Excluded Assets and other than Tax Returns or Tax work papers. For the avoidance of doubt, the term “Books and Records” does not include any FDS Shopper Data (to the extent not included in the Master File (and without limiting FDS’s ownership of such FDS Shopper Data contained in the Master File)), FDS Systems (as defined in the Program Agreement) or any of the Sellers’ minute books, stock ledgers, internal accounting records or other corporate records and documents.

“Business” means the Credit Card business relating to the Acquired Assets and Stock conducted by FDS and its Subsidiaries and (to the extent of FDS’s ability to control matters relating to the accounts under the GE/Macy’s Program Agreement prior to the termination of the GE/Macy’s Program Agreement) GE Bank and its Affiliates, including (A) the extension of credit to Cardholders, the servicing of the Accounts (including servicing under the Pooling and Servicing Agreements), billings, collections, processing of Account transactions, the administration of the Accounts and Gross Receivables (including the Securitization Receivables) and all aspects of the proprietary Credit Card program relating to the Accounts and (B) the offering of any Ancillary Products to Cardholders but excluding (i) the operations, systems and facilities of FACS Group, Inc., (ii) all Employees, (iii) the Excluded Assets, and (iv) the May Business prior to the closing of the May Merger.

“Business Day” means any day, other than a Saturday or Sunday, on which both FDS and the Purchaser are open for business at their respective U.S. headquarters.

“Card Associations” means VISA U.S.A., Inc. and VISA International Inc.

“Cardholder” means a Person or Persons to whom a Credit Card is or has been issued by FDS Bank or May Bank or is or has been issued by GE Bank in accordance with the GE/Macy’s Program Agreement and in whose name(s) an Account, in connection with which the Credit Card may be used, has been established pursuant to an Account Agreement.

“Charged Off Accounts” means, collectively, all Credit Card Accounts that (a) would constitute FDS Accounts, but for clause (ii) of the definition of FDS Accounts, (b) would constitute GE/Macy’s Accounts but for clause (ii) of the definition of GE/Macy’s Accounts, and (c) would constitute May Accounts but for clause (ii) of the definition of May Accounts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other organizational documents, as appropriate, of any Person.

“Contract” means, with respect to any Person, any agreement, undertaking, contract, obligation, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties or assets, is bound and/or subject.

“Credit Card” means a proprietary or co-branded card that may be used by the Cardholder or authorized user to purchase goods and services, obtain cash advances or convenience checks and/or transfer balances through open-end revolving credit, commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, smart card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a lien on real or other property or by a deposit (other than any credit card issued in respect of any Prepaid Employee Account (as defined in the Program Agreement), which shall be deemed a Credit Card for purposes of this Agreement); or (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account.

“Credit Card Account” means any account under which a purchase, cash advance, credit transaction, convenience check or transfer balance may be or has been made by a Cardholder by means of a Credit Card, which is recorded as an Account on the computer system or internal processing system of FDS or any of its Subsidiaries, or any third party processor used by FDS or its Subsidiaries, and established pursuant to an Account Agreement.

“Employees” means all current and former full-time and part-time employees of FDS and its Subsidiaries (whether or not on vacation, military leave, sick leave, maternity leave, disability or other leave of absence) who are employed principally in connection with the Business, in their capacity as such.

“Estimated FDS Purchase Price” means the amount payable by the Purchaser on the First Closing Date in accordance with the Estimated First Closing Statement.

“Estimated First Closing Statement” means a statement prepared by the Sellers, substantially in the form of Schedule 1.1(b)(1), showing in reasonable detail the calculation of the Estimated FDS Purchase Price, based on data available as of the fifth Business Day preceding the First Cut-Off Time.

“Estimated GE/Macy’s Purchase Price” means the amount payable by the Purchaser on the Second Closing Date in accordance with the Estimated Second Closing Statement.

“Estimated May Purchase Price” means the amount payable by the Purchaser on the Third Closing Date in accordance with the Estimated Third Closing Statement or such other amount payable pursuant to Section 6.16.

“Estimated Second Closing Statement” means a statement prepared by the Sellers, substantially in the form of Schedule 1.1(b)(2), in each case showing in reasonable detail the calculation of the Estimated GE/Macy’s Purchase Price, based on data available as of the fifth Business Day preceding the Second Cut-Off Time.

“Estimated Third Closing Statement” means a statement prepared by the Sellers, substantially in the form of Schedule 1.1(b)(3), or such other Schedule as may be prepared pursuant to Section 6.16, in each case showing in reasonable detail the calculation of the Estimated May Purchase Price, based on data available as of the fifth Business Day preceding the Third Cut-Off Time.

“Excluded Assets” means the assets, properties and rights of the Sellers and their Affiliates, other than the FDS Assets, the GE/Macy’s Assets and the May Assets, including the following:

(1) all rights under any Contracts other than (A) the Prime Securitization Documents, (B) the Account Agreements and (C) to the extent set forth in clause (9) of the definition of FDS Assets, the Assigned Contracts;

(2) all rights to receive Interchange Fees with respect to Account transactions occurring prior to the First Cut-Off Time in the case of the FDS Accounts, the Second Cut-Off Time in the case of the GE/Macy’s Accounts or the Third Cut-Off Time in the case of the May Accounts;

(3) all cash and cash equivalents on hand and cash and cash equivalents in bank accounts maintained by the Sellers or any of their Affiliates, other than in the Prime Securitization Bank Accounts;

(4) all insurance policies maintained by or for the benefit of the Sellers or any of their Affiliates and all claims accrued thereunder;

(5) all Intellectual Property Rights (including the FDS Licensed Marks), other than Transferred Intellectual Property;

(6) all FDS Assets, GE/Macy’s Assets and May Assets sold or otherwise disposed of, and FDS Assets, GE/Macy’s Assets and May Assets otherwise becoming no longer a part of the Acquired Assets and Stock, in each case without violation of this Agreement;

(7) all assets relating to the employee benefit agreements, plans or other arrangements of the Sellers and their Subsidiaries;

(8) all rights, claims, credits or other rights to payment, causes of action, or rights of set-off against third parties, other than those referred to in clause (13) of the definition of FDS Assets, clause (10) of the definition GE/Macy’s Assets, and clause (10) of the definition of May Assets;

(9) the Constituent Documents of FDS Bank and May Bank;

(10) all licenses, permits or other authorizations of any Governmental Authorities held or used by the Sellers and their Affiliates, whether or not related to or used in the Business;

(11) all interests in real property of the Sellers and their Affiliates, whether or not related to or used in the Business;

(12) all tangible personal property of the Sellers and their Affiliates, whether or not related to or used in the Business;

(13) all right, title and interest of the Sellers and their Affiliates in and to any and all other assets and properties, of any kind whatsoever, that are not used in the conduct of the Business;

(14) all FDS Shopper Data (whether or not any portion thereof is duplicated in the Transferred Intellectual Property (and without limiting the Purchaser’s rights to the Transferred Intellectual Property pursuant to this Agreement and the Program Agreement));

(15) all current Taxes receivable, deferred Tax assets and prepaid Taxes, Tax payments due from Affiliates, and entitlements to refunds or credits for overpayment of Taxes, all to the extent set forth in Article XI;

(16) all Charged Off Accounts;

(17) all amounts owing to the Sellers from the Cardholders with respect to Charged Off Accounts; and

(18) all Interchange Fees relating to the Charged Off Accounts.

Except in the case of any assets described in clause (15) above, the term “Excluded Assets” does not include any of the foregoing to the extent owned or held by Prime.

“Excluded Liabilities” means Liabilities of the Sellers or their Affiliates (or any of their respective predecessors), or GE Bank or its Affiliates (or any of their respective predecessors) with respect to the GE/Macy’s Assets, or May Co. or its Affiliates (or any of their respective predecessors) with respect to the May Assets, of any kind whatsoever, other than the Assumed Liabilities, whether presently in existence or arising hereafter, including:

(1) all Liabilities for Taxes (i) with respect to the FDS Assets, Prime, the Master Trusts or the Business for any period (or portion thereof, in the case of a Straddle Period) ending on or prior to the First Closing Date, (ii) with respect to the GE/Macy’s Assets for any period (or portion thereof, in the case of a Straddle Period) ending on or prior to the Second Closing Date, and (iii) with respect to the May Assets for any period (or portion thereof, in the case of a Straddle Period) ending on or prior to the Third Closing Date;

(2) all Liabilities of the Sellers or their Affiliates relating to the Employees, or any current or former employees, officers or directors of the Sellers or their Affiliates;

(3) all Liabilities to the extent related to or arising from any Excluded Asset;

(4) all Liabilities (except for Taxes described in clause (1) above) related to, associated with or arising out of any action, claim, suit or proceeding or otherwise arising out of or relating to the operation of the Business or the FDS Assets prior to the First Closing, whether such action, claim, suit or proceeding is brought, or such Liability becomes payable, prior to, on or after the First Closing;

(5) all Liabilities (except for Taxes described in clause (1) above) related to, associated with or arising out of any action, claim, suit or proceeding or otherwise arising out of or relating to the operation of the GE/Macy’s Assets prior to the Second Closing, whether such action, claim, suit or proceeding is brought, or such Liability becomes payable, prior to, on or after the Second Closing Date;

(6) all Liabilities (except for Taxes described in clause (1) above) related to, associated with or arising out of any action, claim, suit or proceeding or otherwise arising out of or relating to the operation of the May Assets prior to the Third Closing, whether such action, claim, suit or proceeding is brought, or such Liability becomes payable, prior to, on or after the Third Closing Date;

(7) all loan loss reserves maintained by the Sellers and their Affiliates in respect of (i) the Accounts and (ii) the amounts owing in respect thereof from Cardholders;

(8) all legal, accounting, brokerage and finder’s fees, if any, or other fees and expenses incurred by any of the Sellers in connection with this Agreement or the consummation of the transactions contemplated hereby;

(9) all Liabilities related to, associated with or arising out of any employee benefit plans, programs, agreements or arrangements sponsored or maintained by the Sellers or their Affiliates, or with respect to which the Sellers or their Affiliates have any obligation; and

(10) all Liabilities from Loyalty Programs (as defined in the Program Agreement) arising out of all sales to Cardholders or authorized users of (i) Charged Off Accounts, (ii) FDS Accounts through the First Cut-Off Time Date, (iii) GE/Macy’s Accounts through the Second Cut-Off Time Date, and (iv) May Accounts through the Third Cut-Off Time Date.

Except in the case of Tax Liabilities described in clause (1) hereof and in the definition of Prime Excluded Taxes, the term “Excluded Liabilities” does not include any Liabilities of Prime.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000) or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

“FDS Account” means any Credit Card Account that exists and is owned by FDS or one of its Subsidiaries as of the First Cut-Off Time, other than (i) a GE/Macy’s Account or a May Account and (ii) any Credit Card Account that, as of the First Cut-Off Time, has been (or should have been) charged off in accordance with the Sellers’ standard policies and procedures as in effect on the date of this Agreement.

“FDS Assets” means all right, title and interest of the Sellers in and to the following assets, properties and rights:

(1) the FDS Accounts;

(2) the Gross Receivables (other than Prime Securitization Receivables) on the FDS Accounts as of the First Cut-Off Time;

(3) all Interchange Fees relating to the FDS Accounts and payable with respect to transactions occurring after the First Cut-Off Time;

(4) the applications for FDS Accounts pending and solicitations for FDS Accounts outstanding;

(5) the Account Agreements for the FDS Accounts;

(6) the FDS Cardholder List;

(7) the portion of the Master File, as of the First Cut-Off Time, applicable to the FDS Accounts;

(8) the Prime Securitization Assets;

(9) all rights of the Sellers arising under the Assigned Contracts in respect of periods on or after the First Closing;

(10) the Books and Records (if any), other than Books and Records that relate principally to the GE/Macy’s Accounts or the May Accounts;

(11) FDS Bank’s ICA numbers and bank identification numbers (BINs);

(12) all inventories and other goods and supplies in stock and used or held for use by the Sellers and their Affiliates in connection with the FDS Accounts, including plastics, applications, and periodic statements; and

(13) all rights, claims, credits, causes of action or rights of set-off against third parties relating principally to the assets listed in clauses (1) through (12) above, in each case, arising upon or after the First Closing.

The term “FDS Assets” does not include any of the foregoing to the extent owned or held by Prime.

“FDS Cardholder List” means a list, as of the First Cut-Off Time, of the names, addresses, telephone numbers and taxpayer identification numbers and social security numbers of all Cardholders with respect to the FDS Accounts as and to the extent maintained by FDS or any of its Subsidiaries.

“FDS Liabilities” means the following Liabilities of the Sellers:

(1) except for the obligations of Prime, which shall be retained by Prime and transferred pursuant to this Agreement together with the Prime Stock, all of the obligations of the Sellers, as servicer or in any other capacity, to the Prime Master Trust and under any Prime Securitization Documents;

(2) all obligations of the Sellers arising under the Assigned Contracts in respect of periods on or after the First Closing (excluding any obligations to the extent related to any breach or default by any Seller under any Assigned Contract occurring prior to the First Closing);

(3) all Liabilities for Taxes relating to the FDS Assets or the Business for any period (or portion thereof, in the case of a Straddle Period) beginning after the First Closing Date (other than any Liabilities for Taxes in respect of the GE/Macy’s Assets or the May Assets);

(4) all Liabilities to the extent related to, associated with or arising out of the FDS Assets or the operation of the Business by the Purchaser and its Affiliates (other than with respect to the GE/Macy’s Assets or the May Assets), in each case from and after the First Closing Date;

(5) from and after the First Closing, all obligations to FDS Account Cardholders in their capacity as such or to perform under Account Agreements for the FDS Accounts, including payment of credit balances (excluding any such obligations to the extent related to any breach or default by the Sellers prior to the First Closing);

(6) all fees, operating assessments and other charges relating to the FDS Accounts that are incurred or accrue on or after the First Closing Date (including fees, assessments and other charges of the Card Associations relating to the Accounts, but excluding (except as otherwise expressly provided in this Agreement) all obligations to the Card Associations arising out of or relating to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements); and

(7) all obligations of the Sellers to perform from and after the First Closing under the applicable by-laws, rules and regulations of the Card Associations with respect to the FDS Accounts.

The term “FDS Liabilities” does not include any Liabilities of Prime.

“FDS Licensed Marks” has the meaning set forth in the Program Agreement.

“FDS Purchase Price” means the purchase price payable in accordance with the Final First Closing Statement, as finally determined in accordance with Section 2.3.

“FDS Shopper Data” has the meaning set forth in the Program Agreement.

“Final First Closing Statement” means a statement prepared by FDS substantially in the form of Schedule 1.1(b)(1), showing in reasonable detail FDS’s calculation of the FDS Purchase Price, based on the data available as of the First Cut-Off Time.

“Final Second Closing Statement” means a statement prepared by FDS, substantially in the form of Schedule 1.1(b)(2), showing in reasonable detail FDS’s calculation of the GE/Macy’s Purchase Price, based on the data available as of the Second Cut-Off Time.

“Final Third Closing Statement” means a statement prepared by FDS, substantially in the form of Schedule 1.1(b)(3), or such other statement as may be prepared pursuant to Section 6.16, in each case, showing in reasonable detail FDS’s calculation of the May Purchase Price, based on the data available as of the Third Cut-Off Time.

“First Cut-Off Time” means 11:59 P.M. Eastern time on the Saturday immediately preceding the First Closing Date.

“First Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption in the form attached as Annex B, to be entered into at the First Closing.

“Fiscal Month” has the meaning set forth in the Program Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GE Bank” means GE Capital Consumer Card Co., an Ohio banking corporation.

“GE/Macy’s Account” means a Credit Card Account owned by GE Bank or one of its Affiliates as of the Second Cut-Off Time and governed by the GE/Macy’s Program Agreement that exists as of the Second Cut-Off Time, other than (i) a May Account and (ii) any Credit Card Account that, as of the Second Cut-Off Time, has been (or should have been) charged off in accordance with the standard policies and procedures of GE Bank as in effect as of the date of this Agreement.

“GE/Macy’s Assets” means all right, title and interest of the Sellers in and to the following assets, properties and rights:

(1) the GE/Macy’s Accounts;

(2) the Gross Receivables on the GE/Macy’s Accounts as of the Second Cut-Off Time;

(3) all Interchange Fees relating to the GE/Macy’s Accounts and payable with respect to transactions occurring after the Second Cut-Off Time;

(4) the applications for GE/Macy’s Accounts pending and solicitations for GE/Macy’s Accounts outstanding (if any);

(5) the Account Agreements for the GE/Macy’s Accounts;

(6) the GE/Macy’s Cardholder List;

(7) the portion of the Master File, as of the Second Cut-Off Time, applicable to the GE/Macy’s Accounts;

(8) the Books and Records that relate to the GE/Macy’s Accounts (if any);

(9) all inventories and other goods and supplies in stock and used or held for use by the Sellers and their Affiliates in connection with the GE/Macy’s Accounts, including plastics, applications, and periodic statements; and

(10) all rights, claims, credits, causes of action or rights of set-off against third parties relating principally to the assets listed in clauses (1) through (9) above, in each case, arising upon or after the Second Closing.

“GE/Macy’s Cardholder List” means a list, as of the Second Cut-Off Time, of the names, addresses, telephone numbers and taxpayer identification numbers and social security numbers of all Cardholders with respect to the GE/Macy’s Accounts as and to the extent maintained by FDS or any of its Subsidiaries.

“GE/Macy’s Liabilities” means the following Liabilities of the Sellers:

(1) all Liabilities for Taxes relating to the GE/Macy’s Assets for any period (or portion thereof, in the case of a Straddle Period) beginning after the Second Closing Date;

(2) from and after the Second Closing, all obligations to GE/Macy’s Account Cardholders in their capacity as such or to perform under Account Agreements for the GE/Macy’s Accounts, including payment of credit balances (excluding any such obligations to the extent related to any breach or default by the Sellers or GE Bank prior to the Second Closing);

(3) all fees, operating assessments and other charges relating to the GE/Macy’s Accounts that are incurred or accrue on or after the Second Closing Date (including fees, assessments and other charges of the Card Associations relating to the Accounts, but excluding (except as otherwise expressly provided in this Agreement) all obligations to the Card Associations arising out of or relating to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements);

(4) all obligations of the Sellers to perform from and after the Second Closing under the applicable by-laws, rules and regulations of the Card Associations with respect to the GE/Macy’s Accounts; and

(5) all Liabilities to the extent related to, associated with or arising out of the GE/Macy’s Assets or the operation of the Business by the Purchaser or its Affiliates with respect to the GE/Macy’s Assets, in each case from and after the Second Closing.

“GE/Macy’s Program Agreement” means the Amended and Restated Credit Card Program Agreement, dated as of June 4, 1996, by and among GE Capital Consumer Card Co., FDS, and the other parties thereto, as amended, restated or otherwise modified from time to time.

“GE/Macy’s Purchase Price” means the purchase price payable in accordance with the Final Second Closing Statement, as finally determined in accordance with Section 3.3.

“Governmental Authority” means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity exercising legislative, judicial, regulatory or administrative functions.

“Gross Receivables” means amounts owing (net of credit balances) to the Sellers from Cardholders with respect to Accounts (including outstanding loans, cash advances, balance consolidation receivables and other extensions of credit, accrued finance charges and late charges, whether or not posted, and any other accrued fees, charges and interest assessed on such Accounts, whether or not posted).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Intellectual Property Right” means any intellectual property right, including any trademark, service mark or other source indicator and all goodwill associated therewith, invention, patent, copyright, confidential or proprietary information (including trade secret and know-how) and any registration or application for registration of any of the foregoing.

“Interchange Fees” means the fees paid or payable in connection with the exchange of credit card transactions between members of the applicable Card Association pursuant to the applicable by-laws, rules and regulations of such Card Association.

“Knowledge” means, with respect to the Sellers, the actual knowledge of the persons named on Schedule 1.1(c)(1) hereto and, with respect to the Purchaser, the actual knowledge of the persons named on Schedule 1.1(c)(2) hereto, in each case after reasonable inquiry.

“Liability” means any debt, liability, commitment, obligation, claim or cause of action of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

“Lien” means, with respect to any property, any lien, security interest, mortgage, pledge, charge, encumbrance, adverse claim, reversion, reverter or restriction of any kind relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Master File” means the master file maintained by FDS Bank and its Affiliates with respect to the Accounts, including identification and other customer data and Account information, the names and addresses of Cardholders with respect to the Accounts and any and all Account adjustments made by or on behalf of the Sellers in the form attached hereto as Schedule 1.1(d).

“Master Trusts” means the collective reference to the Prime Master Trust and the Prime II Master Trust.

“Material Adverse Effect” means:

(a) with respect to the Business (or the Acquired Assets and Stock), any change, event or effect that is materially adverse to the assets, the results of operations or financial condition of the Business (or the Acquired Assets and Stock), taken as a whole, excluding any effect or change attributable to or resulting from (1) economic, business or financial conditions generally or events affecting the credit card services or consumer credit business, the banking or financial services industry or the retail department store industry to the extent such events or conditions do not have a disproportionate effect on the Business (or the Acquired Assets and Stock) relative to other entities operating businesses similar to the Business (or the Acquired Assets and Stock), (2) financial market conditions, including interest rates or changes therein, (3) changes in laws, GAAP or regulatory accounting principles, (4) any action, omission, change, effect, circumstance or condition contemplated by this Agreement, or attributable to the signing and announcement of this Agreement with the Purchaser or the transactions contemplated by this Agreement and the Ancillary Agreements, or (5) any actions or omissions required by the terms of this Agreement or the Ancillary Agreements or any action taken or not taken at the request or direction of the other party or parties hereto; and/or

(b) with respect to the Sellers or the Purchaser, a material impairment of the ability of the relevant Person or Persons to perform its or their material obligations under this Agreement or the Ancillary Agreements on a timely basis.

“May Account” means a Credit Card Account owned by FDS or a Subsidiary of FDS prior to the Third Closing and associated with a retail division of May Co. as conducted as of the closing of May Merger (or a successor to such business as conducted by FDS and its Subsidiaries following the May Merger) that exists as of the Third Cut-Off Time, other than any Credit Card Account that, as of the Third Cut-Off Time, has been (or should have been) charged off in accordance with May Bank’s or the Sellers’ standard policies and procedures as in effect on the date of this Agreement.

“May Assets” means all right, title and interest of the Sellers in and to the following assets, properties and rights:

(1) the May Accounts;

(2) the Gross Receivables on the May Accounts as of the Third Cut-Off Time;

(3) all Interchange Fees relating to the May Accounts and payable with respect to transactions occurring after the Third Cut-Off Time;

(4) the applications for May Accounts pending and solicitations for May Accounts outstanding (if any);

(5) the Account Agreements for the May Accounts;

(6) the May Cardholder List;

(7) the portion of the Master File, as of the Third Cut-Off Time, applicable to the May Accounts;

(8) the Books and Records that relate to the May Accounts (if any);

(9) all inventories and other goods and supplies in stock and used or held for use by the Sellers and their Affiliates in connection with the May Accounts, including plastics, applications, and periodic statements; and

(10) all rights, claims, credits, causes of action or rights of set-off against third parties relating principally to the assets listed in clauses (1) through (9) above, in each case, arising upon or after the Third Closing.

“May Bank” means May National Bank of Ohio.

“May Cardholder List” means a list, as of the Third Cut-Off Time, of the names, addresses, telephone numbers and taxpayer identification numbers and social security numbers of all Cardholders with respect to the May Accounts as and to the extent maintained by FDS or any of its Subsidiaries.

“May Co.” means The May Department Stores Company, a Delaware corporation.

“May Liabilities” means the following Liabilities of the Sellers:

(1) all Liabilities for Taxes relating to the May Assets for any period (or portion thereof, in the case of a Straddle Period) beginning after the Third Closing Date;

(2) from and after the Third Closing, all obligations to May Account Cardholders in their capacity as such or to perform under Account Agreements for the May Accounts, including payment of credit balances (excluding any such obligations to the extent related to any breach or default by the Sellers or its Affiliates prior to the Third Closing);

(3) all fees, operating assessments and other charges relating to the May Accounts that are incurred or accrue on or after the Third Closing Date (including fees, assessments and other charges of the Card Associations relating to the Accounts, but excluding (except as otherwise expressly provided in this Agreement) all obligations to the Card Associations arising out of or relating to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements);

(4) all obligations of the Sellers to perform from and after the Third Closing under the applicable by-laws, rules and regulations of the Card Associations with respect to the May Accounts; and

(5) all Liabilities to the extent related to, associated with or arising out of the May Assets or the operation of the Business by the Purchaser or its Affiliates with respect to the May Assets, in each case from and after the Third Closing.

“May Merger” means the merger of May Co. with and into Milan Acquisition Corp., a Subsidiary of FDS, pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005, by and among FDS, Milan Acquisition Corp. and May Co., as amended or otherwise modified from time to time.

“May Purchase Price” means the purchase price payable in accordance with the Final Third Closing Statement, as finally determined in accordance with Section 3.3.

“Permissible Liens” means Liens (i) for Taxes, assessments and other governmental charges or levies (1) not yet due or (2) which are being contested in good faith by appropriate action and as to which adequate reserves for contested amounts have been set aside in accordance with GAAP or (ii) created under the Securitization Documents.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

“Previously Disclosed” means, with respect to the Sellers or the Purchaser, information set forth in the Schedules, whether in response to an express informational requirement or as an exception to one or more specified representations or covenants.

“Prime Excluded Taxes” means all:

(1) Taxes imposed on or payable by Prime as a result of the Section 338(h)(10) Election;

(2) Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which Prime is or was a member on or prior to the First Closing Date, including pursuant to Treasury Regulation Section 1.1502-6; and

(3) Taxes imposed on or payable by the Purchaser or any of its Affiliates (including Prime and the Prime Master Trust) as a result of (a) a breach of the representation set forth in Section 5.1(o)(2) that is not attributable to an action by the Purchaser or any of its Affiliates on or after the First Closing Date or (b) a breach by FDS of the covenant set forth in Section 11.6(a).

“Prime Securitization Assets” means the collective reference to (i) any certificate or interest in the Prime Master Trust retained by FDS or any of its Subsidiaries; (ii) all right, title and interest of each of the Sellers in the Prime Securitization Bank Accounts; (iii) all right, title and interest of each of the Sellers in and to the Prime Securitization Receivables; and (iv) all other rights, title and interests of each of the Sellers and their Subsidiaries under each of the Prime Securitization Documents, in each case, other than the Prime Securitization Interests.

“Prime Securitization Bank Accounts” means any spread account, reserve account, collection account, principal funding account or other similar accounts created pursuant to the Prime Securitization Documents, including the bank accounts listed on Schedule 1.1(e).

“Prime Securitization Documents” means the Prime Pooling and Servicing Agreement and the other documents designated as such on Schedule 1.1(f).

“Prime Securitization Interests” means the interests in the Prime Securitization Assets held by Prime, including its interest in any transferor certificate or investor certificates retained or acquired by it, and the rights and obligations of Prime in its capacity as transferor under the Prime Securitization Documents.

“Prime Securitization Receivables” means, as of any date, the Gross Receivables that have been transferred to the Prime Master Trust and that have not been reassigned to the transferor under the Prime Pooling and Servicing Agreement.

“Prime Stock” means all of the outstanding shares of Prime Common Stock as of the First Closing Date.

“Prime II Securitization Documents” means the Prime II Pooling and Servicing Agreement and the other documents designated as such on Schedule 1.1(g).

“Prime II Securitization Receivables” means, as of any date, the Gross Receivables that have been transferred to the Prime II Master Trust and that have not been reassigned to the transferor under the Prime II Pooling and Servicing Agreement.

“Purchase Price” means the sum of the FDS Purchase Price, the GE/Macy’s Purchase Price and the May Purchase Price.

“Requirement of Law” means, with respect to any Person, any law, ordinance, statute, order, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case binding on that Person or its property.

“Required Amendments and Confirmations” means all amendments to the Prime Securitization Documents in a form reasonably acceptable to the parties and the receipt of any consent required by any rating agency in order to consummate the transactions contemplated hereby without violation of the terms of any Prime Securitization Document.

“Requisite Regulatory Approvals” means the consents, registrations, approvals, permits or authorizations designated as such in the Schedule 5.1(c) with respect to the Sellers and Schedule 5.2(c) with respect to the Purchaser.

“Second Cut-Off Time” means 11:59 P.M. Eastern time on the Saturday immediately preceding the Second Closing Date.

“Second Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption in the form attached as Annex C, to be entered into at the Second Closing.

“Securitization Documents” means the collective reference to the Prime Securitization Documents and the Prime II Securitization Documents.

“Securitization Receivables” means, as of any date, the collective reference to the Prime Securitization Receivables and the Prime II Securitization Receivables.

“Sellers” means the collective reference to FDS, FDS Bank and Prime II; provided that with respect to the Second Purchase and Assumption (and the obligations and conditions to be satisfied in connection therewith) and the Third Purchase and Assumption (and the obligations and conditions to be satisfied in connection therewith), the “Sellers” shall mean FDS and FDS Bank.

“Servicer” means FDS, acting in its capacity as servicer, or any successor servicer, under and pursuant to the Prime Pooling and Servicing Agreement.

“Servicer Default” has the meaning ascribed to such term in the Prime Pooling and Servicing Agreement.

“Straddle Period” means any taxable period beginning on or before and ending after the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable.

“Subsidiary” when used with respect to any Person, means another Person, where an amount of the voting securities, or other voting ownership or voting partnership interests of the second Person sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, fifty percent (50%) or more of the equity interest of which) is owned directly or indirectly by the first Person or by another Subsidiary of the first Person.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxes” means any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Termination Fee” means the amount designated as such on Schedule 1.1(h).

“Third Cut-Off Time” means 11:59 P.M. Eastern time on the Saturday immediately preceding the Third Closing Date.

“Third Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption in the form attached as Annex D, to be entered into at the Third Closing.

“Transferred Intellectual Property” means all rights to the FDS Cardholder List, the GE/Macy’s Cardholder List, the May Cardholder List and the Master File (in each case, subject to the restrictions set forth in the Program Agreement).

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Term	Section
Actions	6.11(a)
Accountant	2.3(c)
Adverse Development	5.1(m)
Agreement	Preamble
CEBA Bank	Recitals
CEBA Capital Stock	5.2(n)
CEBA Equity Interests	6.14(c)
Confidentiality Agreements	6.3(c)
Credit Card Marks	6.7
De Minimis Claim	12.2
Exchange Act	5.1(e)
FDS	Preamble
FDS Account Assets	11.6(b)
FDS Allocation Amount	11.6(b)
FDS Bank	Preamble
FDS Confidentiality Agreement	6.3(c)
First Closing	2.4(a)
First Closing Allocation	11.6(b)
First Closing Date	2.4(a)
First Purchase and Assumption	2.4(a)
Form 8023	11.6(a)
GE/Macy’s Account Assets	11.6(d)
Indemnified Party	12.4(a)
Indemnifying Party	12.4(a)
Interim Services	6.17
IRS	11.6(a)
Jones Day Opinion	6.18(a)
Losses	12.2
May Account Assets	11.6(e)
May Business	6.1(b)
May Confidentiality Agreement	6.3(c)
Minimum FDS Allocation	11.6(b)
Minimum GE/Macy’s Allocation	11.6(d)
Minimum May Allocation	11.6(e)
OCC	10.4(b)
Pooling and Servicing Agreements	Recitals
Prime	Recitals
Prime Allocation	11.6(c)
Prime Common Stock	5.1(q)
Prime Master Trust	Recitals
Prime Pooling and Servicing Agreement	Recitals
Prime II	Preamble

Term	Section
Prime Stock Amount	11.6(b)
Prime II Master Trust	Recitals
Prime II Pooling and Servicing Agreement	Recitals
Program Agreement	Recitals
Purchaser	Preamble
SEC	5.1(e)
SEC Documents	5.1(e)
Second Closing	3.4(a)
Second Closing Allocation	11.6(d)
Second Closing Date	3.4(a)
Second Purchase and Assumption	3.4(a)
Section 338(h)(10) Election	11.6(a)
Securities Act	5.1(e)
Servicer Default or Termination	5.1(m)
Specified Assets	5.1(s)(1)
Tax Contest	11.8
Third Closing	4.4(a)
Third Closing Allocation	11.6(e)
Third Closing Date	4.4(a)
Third Purchase and Assumption	4.4(a)

SECTION 1.2. Interpretation.

(a) In this Agreement, unless the context otherwise requires, references to:

(1) the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) any Contract (including this Agreement) refer to the Contract as amended, modified, supplemented or replaced from time to time, in a manner permitted by this Agreement;

(3) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

(4) any Governmental Authority include any successor to the Governmental Authority; and

(5) this Agreement are to this Agreement and the Schedules to it.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The references to “Second Closing and “Third Closing” and similar terms are not intended to dictate the order in which the events referred to using those terms must occur. The Third Closing may occur prior to the Second Closing.

(d) Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(e) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other.

ARTICLE II

FIRST CLOSING, PURCHASE, SALE AND ASSUMPTION

SECTION 2.1. Purchase and Sale of FDS Assets and the Prime Stock. On the terms and subject to the conditions of this Agreement, at the First Closing and effective from and after the First Closing Date, the Sellers shall sell, convey and assign (or cause their Subsidiaries to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, and the Purchaser shall purchase, the FDS Assets and the Prime Stock. Immediately following receipt of the FDS Assets and the Prime Stock, the Purchaser shall transfer, contribute or otherwise assign the FDS Assets and the Prime Stock to CEBA Bank.

SECTION 2.2. Assumption of FDS Liabilities. On the terms and subject to the conditions of this Agreement, at the First Closing and effective from and after the First Closing Date, the Purchaser shall assume, pay, defend, discharge and perform as and when due the FDS Liabilities. Immediately following its assumption of the FDS Liabilities, the Purchaser shall cause CEBA Bank to assume the FDS Liabilities. The Excluded Liabilities shall be retained by the Sellers and their Affiliates, as applicable. The GE/Macy’s Liabilities shall be retained by the Sellers and their Affiliates, as applicable, until the Second Closing. The May Liabilities shall be retained by the Sellers and their Affiliates (or May Co. and its Affiliates), as applicable, until the Third Closing.

SECTION 2.3. FDS Purchase Price; FDS Purchase Price Adjustment.

(a) On the second Business Day before the First Closing, FDS, on behalf of the Sellers, shall deliver to the Purchaser the Estimated First Closing Statement reflecting the Sellers’ good faith calculation of the Estimated FDS Purchase Price to be paid by the Purchaser at the First Closing.

(b) Within forty-five (45) days after the First Closing, FDS, on behalf of the Sellers, shall deliver to the Purchaser the Final First Closing Statement prepared based on the information in the Master File, other than information relating to the GE/Macy’s Accounts, as of the First Cut-Off Time and copies of the Master File, other than information relating to the GE/Macy’s Accounts, as of the First Cut-Off Time.

(c) The Purchaser shall, within forty-five (45) days after receipt of the Final First Closing Statement, advise the Sellers in writing and in reasonable detail if it believes that the Final First Closing Statement did not accurately reflect the items required to be included therein in accordance with the provisions of this Agreement and Schedule 1.1(b)(1) hereto, in each case stating in reasonable detail the basis of its belief. In the event the Purchaser delivers such an objection, the Sellers and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within sixty (60) days following receipt of the Final First Closing Statement by the Purchaser, then the issues remaining unresolved shall be determined by Deloitte Touche Tohmatsu (the “Accountant”). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Sellers have disagreed within the time periods and on the grounds specified. The Accountant’s determination shall be conclusive and binding on the Purchaser and the Sellers absent manifest error. The fees of the Accountant shall be shared by the Purchaser and the Sellers in proportion to the relative differences between their respective calculations of the FDS Purchase Price and the amount determined by the Accountant.

(d) If the Estimated FDS Purchase Price exceeds the FDS Purchase Price, then FDS, on behalf of the Sellers, shall, within five (5) Business Days after the FDS Purchase Price has been finally determined pursuant to Section 2.3(c), pay such excess (plus the amount of interest on such excess calculated in accordance with item 7 of the Estimated First Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) to the Purchaser, together with interest on the foregoing amount for the period from and including the First Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated FDS Purchase Price is less than the FDS Purchase Price, then the Purchaser shall, within five (5) Business Days after the FDS Purchase Price has been finally determined pursuant to Section 2.3(c), pay such deficiency (plus the amount of interest on such deficiency calculated in accordance with item 7 of the Estimated First Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) to FDS on behalf of the Sellers, together with interest on the foregoing amount for the period from and including the First Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. Each party to this Agreement shall make available to the other parties, and to the Accountant, its and its accountants work papers (to the extent possible), schedules and other supporting data as may be reasonably requested by such other parties to enable them to verify the amounts set forth in the Final First Closing Statement.

SECTION 2.4. The First Closing.

(a) The closing (the “First Closing”) of the purchase and sale of the FDS Assets and the Prime Stock and the assumption of the FDS Liabilities hereunder (collectively, the “First Purchase and Assumption”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or by facsimile transmission on the first Business Day of the Fiscal Month after the Fiscal Month in which the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents to be dated the First Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other date or location as the parties hereto jointly designate in writing (the “First Closing Date”).

(b) At the First Closing, the Purchaser shall, and the Sellers shall and shall cause Prime to, deliver or cause to be delivered to each other (i) instruments of sale, assignment, transfer and conveyance of the FDS Assets, the Prime Stock and the FDS Liabilities, respectively (which shall be the First Instrument of Assignment and Assumption), (ii) a receipt for the FDS Purchase Price, and (iii) such other instruments as are necessary or appropriate to reflect any alternative arrangements described in Section 6.15, in each case, appropriately executed by the Sellers and the Purchaser.

(c) At the First Closing, the Purchaser shall pay the Estimated FDS Purchase Price (plus the amount of any interest thereon as set forth on and calculated in accordance with item 7 of the Estimated First Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 A.M. Eastern time on the First Closing Date to an account specified by FDS at least three (3) Business Days prior to the First Closing Date.

(d) Immediately following the First Closing, the Purchaser shall cause CEBA Bank to issue to FDS Bank (or its assignee), and FDS Bank (or its assignee) shall purchase, the CEBA Equity Interests, for a purchase price equal to one hundred dollars ($100) payable by wire transfer of immediately available funds to an account or accounts specified by the Purchaser at least three (3) Business Days prior to the First Closing Date.

ARTICLE III

SECOND CLOSING, PURCHASE, SALE AND ASSUMPTION

SECTION 3.1. Purchase and Sale of the GE/Macy’s Assets. On the terms and subject to the conditions of this Agreement, at the Second Closing and effective from and after the Second Closing Date, the Sellers shall sell, convey and assign (or cause their Subsidiaries to sell, assign or convey) to Purchaser, free and clear of all Liens, except Permissible Liens, the GE/Macy’s Assets, and the Purchaser shall purchase the GE/Macy’s Assets. Immediately following receipt of the GE/Macy’s Assets, the Purchaser shall transfer, contribute or otherwise assign the GE/Macy’s Assets to CEBA Bank.

SECTION 3.2. Assumption of the GE/Macy’s Liabilities. On the terms and subject to the conditions of this Agreement, at the Second Closing and effective from and after the Second Closing Date, the Purchaser shall assume, pay, defend, discharge and perform as and when due the GE/Macy’s Liabilities. Immediately following its assumption of the GE/Macy’s Liabilities, the Purchaser shall cause CEBA Bank to assume the GE/Macy’s Liabilities. The Excluded Liabilities shall be retained by the Sellers and their Affiliates or GE Bank and their Affiliates, as applicable. The May Liabilities shall be retained by the Sellers and their Affiliates, as applicable, until the Third Closing.

SECTION 3.3. GE/Macy’s Purchase Price; GE/Macy’s Purchase Price Adjustment.

(a) On the second Business Day before the Second Closing, FDS, on behalf of the Sellers, shall deliver to the Purchaser the Estimated Second Closing Statement reflecting the Sellers’ good faith calculation of the Estimated GE/Macy’s Purchase Price to be paid by the Purchaser at the Second Closing.

(b) Within forty-five (45) days after the Second Closing, FDS, on behalf of the Sellers, shall deliver to the Purchaser the Final Second Closing Statement prepared based on the information in the Master File with respect to the GE/Macy’s Accounts as of the Second Cut-Off Time and copies of the Master File with respect to the GE/Macy’s Accounts as of the Second Cut-Off Time.

(c) The Purchaser shall, within forty-five (45) days after receipt of the Final Second Closing Statement, advise the Sellers in writing and in reasonable detail if it believes that the Final Second Closing Statement did not accurately reflect the items required to be included therein in accordance with the provisions of this Agreement and Schedule 1.1(b)(2) hereto, in each case stating in reasonable detail the basis of its belief. In the event the Purchaser delivers such an objection, the Sellers and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within sixty (60) days following receipt of the Final Second Closing Statement by the Purchaser, then the issues remaining unresolved shall be determined by the Accountant. The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Sellers have disagreed within the time periods and on the grounds specified. The Accountant’s determination shall be conclusive and binding on the Purchaser and the Sellers absent manifest error. The fees of the Accountant shall be shared by the Purchaser and the Sellers in proportion to the relative differences between their respective calculations of the GE/Macy’s Purchase Price and the amount determined by the Accountant.

(d) If the Estimated GE/Macy’s Purchase Price exceeds the GE/Macy’s Purchase Price, then FDS, on behalf of the Sellers, shall, within five (5) Business Days after the GE/Macy’s Purchase Price has been finally determined pursuant to Section 3.3(c), pay such excess (plus the amount of interest on such excess calculated in accordance with item 5 of the Estimated Second Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) to the Purchaser, together with interest on the foregoing amount for the period from and including the Second Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated GE/Macy’s Purchase Price is less than the GE/Macy’s Purchase Price, then the Purchaser shall, within five (5) Business Days after the GE/Macy’s Purchase Price has been finally determined pursuant to Section 3.3(c), pay such deficiency (plus the amount of interest on such deficiency calculated in accordance with item 5 of the Estimated Second Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) to FDS on behalf of the Sellers, together with interest on the foregoing amount for the period from and including the Second Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. Each party to this Agreement shall make available to the other parties, and to the Accountant, its and its accountants work papers (to the extent possible), schedules and other supporting data as may be reasonably requested by such parties to enable them to verify the amounts set forth in the Final Second Closing Statement.

SECTION 3.4. The Second Closing.

(a) The closing (the “Second Closing”) of the purchase and sale of the GE/Macy’s Assets and assumption of the GE/Macy’s Liabilities hereunder (collectively, the “Second Purchase and Assumption”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or by facsimile transmission on the first Business Day of the Fiscal Month after the Fiscal Month in which the last of the conditions set forth in Article VIII (other than conditions relating solely to the delivery of documents to be dated the Second Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other date or location as the parties hereto jointly designate in writing (the “Second Closing Date”). The parties understand and intend that the Second Purchase and Assumption shall occur concurrently with the termination of the GE/Macy’s Program Agreement.

(b) At the Second Closing, the Purchaser and the Sellers shall deliver or cause to be delivered to each other (i) instruments of sale, assignment, transfer and conveyance of the GE/Macy’s Assets and the GE/Macy’s Liabilities, respectively (which shall be the Second Instrument of Assignment and Assumption), (ii) a receipt for the GE/Macy’s Purchase Price, and (iii) such other instruments as are necessary or appropriate to reflect any alternative arrangements described in Section 6.15, in each case, appropriately executed by the Sellers and the Purchaser.

(c) At the Second Closing, the Purchaser shall pay the Estimated GE/Macy’s Purchase Price (plus the amount of any interest thereon as set forth on and calculated in accordance with item 5 of the Estimated Second Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 A.M. Eastern time on the Second Closing Date to an account or accounts specified by FDS at least three (3) Business Days prior to the Second Closing Date.

ARTICLE IV

THIRD CLOSING, PURCHASE, SALE AND ASSUMPTION

SECTION 4.1. Purchase and Sale of the May Assets. On the terms and subject to the conditions of this Agreement, at the Third Closing and effective from and after the Third Closing Date, the Sellers shall or shall cause May Bank to sell, convey and assign to Purchaser, free and clear of all Liens, except Permissible Liens, the May Assets, and the Purchaser shall purchase the May Assets. Immediately following receipt of the May Assets, the Purchaser shall transfer, contribute or otherwise assign the May Assets to CEBA Bank.

SECTION 4.2. Assumption of the May Liabilities. On the terms and subject to the conditions of this Agreement, at the Third Closing and effective from and after the Third Closing Date, the Purchaser shall assume, pay, defend, discharge and perform as and when due the May Liabilities. Immediately following its assumption of the May Liabilities, the Purchaser shall cause CEBA Bank to assume the May Liabilities. The Excluded Liabilities shall be retained by the Sellers and their Affiliates, as applicable.

SECTION 4.3. May Purchase Price; May Purchase Price Adjustment.

(a) On the second Business Day before the Third Closing, FDS, on behalf of the Sellers, shall deliver to the Purchaser the Estimated Third Closing Statement reflecting the Sellers’ good faith calculation of the Estimated May Purchase Price to be paid by the Purchaser at the Third Closing.

(b) Within forty-five (45) days after the Third Closing, FDS, on behalf of the Sellers, shall deliver to the Purchaser the Final Third Closing Statement prepared based on the information in the Master File with respect to the May Accounts as of the Third Cut-Off Time and copies of the Master File with respect to the May Accounts as of the Third Cut-Off Time.

(c) The Purchaser shall, within thirty (30) days after receipt of the Final Third Closing Statement, advise the Sellers in writing and in reasonable detail if it believes that the Final Third Closing Statement did not accurately reflect the items required to be included therein in accordance with the provisions of this Agreement and Schedule 1.1(b)(3) hereto, in each case stating in reasonable detail the basis of its belief. In the event the Purchaser delivers such an objection, the Sellers and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within forty-five (45) days following receipt of the Final Third Closing Statement by the Purchaser, then the issues remaining unresolved shall be determined by the Accountant. The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Sellers have disagreed within the time periods and on the grounds specified. The Accountant’s determination shall be conclusive and binding on the Purchaser and the Sellers absent manifest error. The fees of the Accountant shall be shared by the Purchaser and the Sellers in proportion to the relative differences between their respective calculations of the May Purchase Price and the amount determined by the Accountant.

(d) If the Estimated May Purchase Price exceeds the May Purchase Price, then FDS, on behalf of the Sellers, shall, within five (5) Business Days after the May Purchase Price has been finally determined pursuant to Section 4.3(c), pay such excess (plus the amount of interest on such excess calculated in accordance with item 5 of the Estimated Third Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) to the Purchaser, together with interest on the foregoing amount for the period from and including the Third Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated May Purchase Price is less than the May Purchase Price, then the Purchaser shall, within five (5) Business Days after the May Purchase Price has been finally determined pursuant to Section 4.3(c), pay such deficiency (plus the amount of interest on such deficiency calculated in accordance with item 5 of the Estimated Third Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) to FDS on behalf of the Sellers, together with interest on the foregoing amount for the period from and including the Third Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. Each party to this Agreement shall make available to the other parties, and to the Accountant, its and its accountants work papers (to the extent possible), schedules and other supporting data as may be reasonably requested by such parties to enable them to verify the amounts set forth in the Final Third Closing Statement.

SECTION 4.4. The Third Closing.

(a) The closing (the “Third Closing”) of the purchase and sale of the May Assets and assumption of the May Liabilities hereunder (collectively, the “Third Purchase and Assumption”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, or by facsimile transmission on a date specified by FDS (upon not less than ninety (90) days’ prior written notice to the Purchaser) occurring no more than twelve (12) months following the date of the closing of the May Merger (and following the completion of reasonable due diligence as set forth in Section 6.16) and no earlier than the first Business Day of the Fiscal Month after the Fiscal Month in which the last of the conditions set forth in Article IX (other than conditions relating solely to the delivery of documents to be dated the Third Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other date or location as the parties hereto jointly designate in writing (the “Third Closing Date”).

(b) At the Third Closing, the Purchaser and the Sellers shall deliver or cause to be delivered to each other (i) instruments of sale, assignment, transfer and conveyance of the May Assets and the May Liabilities, respectively (which shall be the Third Instrument of Assignment and Assumption), (ii) a receipt for the May Purchase Price, and (iii) such other instruments as are necessary or appropriate to reflect any alternative arrangements described in Section 6.15, in each case, appropriately executed by the Sellers and the Purchaser.

(c) At the Third Closing, the Purchaser shall pay the Estimated May Purchase Price (plus the amount of any interest thereon as set forth on and calculated in accordance with item 5 of the Estimated Third Closing Statement) by wire transfer of immediately available funds (in U.S. dollars) prior to 11:00 A.M. Eastern time on the Third Closing Date to an account or accounts specified by FDS at least three (3) Business Days prior to the Third Closing Date.

ARTICLE V

REPRESENTATIONS OF THE PARTIES

SECTION 5.1. Representations of FDS. Except as Previously Disclosed against a specific representation and warranty set forth in this Section 5.1 and other than with respect to the May Assets and the May Liabilities, FDS represents to the Purchaser as follows:

(a) Existence and Authority. FDS Bank is a stock savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. Each of FDS, Prime and Prime II is duly organized, validly existing and in good standing under its jurisdiction of organization. Each of the Sellers and Prime has the requisite power and authority to own the Acquired Assets and Stock owned by it and to carry on the Business as currently conducted by it, and is duly qualified to do business in each jurisdiction where the ownership or operation of the Acquired Assets and Stock owned or operated by it or the conduct of the Business conducted by it requires such qualification, except for any failure to have such authority or be so qualified that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Sellers.

(b) Authorization and Validity. Each Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. Each of this Agreement and each Ancillary Agreement has been duly authorized by each Seller party thereto by all necessary corporate action. This Agreement has been duly executed and delivered by each Seller party hereto and each Ancillary Agreement has been, or shall have been at the First Closing Date (or the Second Closing Date with respect to the Second Instrument of Assignment and Assumption), duly executed and delivered by each Seller party thereto. Assuming that this Agreement has been, and that the Ancillary Agreements have been or shall be on or prior to the First Closing Date (or the Second Closing Date with respect to the Second Instrument of Assignment and Assumption), duly authorized, executed and delivered by the Purchaser, this Agreement is, and the Ancillary Agreements are or shall be at the First Closing Date (or the Second Closing Date with respect to the Second Instrument of Assignment and Assumption), the legal, valid and binding obligations of the Sellers party hereto and thereto, enforceable against such Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

(c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Sellers or Prime with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Sellers or Prime from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Sellers or the consummation by them of the transactions contemplated by this Agreement or the Ancillary Agreements, except for (i) the Requisite Regulatory Approvals, (ii) the Required Amendments and Confirmations and (iii) such other notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (excluding for these purposes clause (a)(4) of the definition of Material Adverse Effect) on the Business or the Sellers. FDS has no reason to believe that the Sellers will not be able to obtain the Requisite Regulatory Approvals required to be obtained by them on a timely basis.

(d) No Conflicts. The execution, delivery and performance by the applicable Sellers of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Requisite Regulatory Approvals, the Required Amendments and Confirmations and other Previously Disclosed governmental and third-party consents, registrations, approvals, permits and authorizations referred to in Section 5.1(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:

(1) breach, violate, conflict with, or be prohibited by the Constituent Documents of the Sellers or Prime;

(2) breach, violate, conflict with, or be prohibited by any Requirement of Law or Applicable Order applicable to the Sellers or Prime;

(3) breach, violate, conflict with, be prohibited by, require any additional approval under or result in a default under the terms, conditions or provisions of any Contract of any of the Sellers or Prime, or give any third party the right to terminate or cancel any right of any Seller or Prime under any Contract of such Person, or accelerate the performance of its obligations thereunder; or

(4) result in the creation of any Lien on the properties or assets of any of the Sellers or Prime, including the Acquired Assets and Stock, other than Permissible Liens;

except in each case described in clause (3) or (4), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (excluding for these purposes clause (a)(4) of the definition of Material Adverse Effect) on the Business or the Sellers.

(e) SEC Reports; Other Financial Information.

(1) The Prime Master Trust and Prime have each filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and other documents (including all prospectuses and registration statements) required to be filed by it with respect to all periods commencing on or after January 1, 2002 (the “SEC Documents”). As of their respective filing dates (or effective dates, in the case of prospectuses and registration statements), the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), as applicable, and the rules and regulations of the SEC promulgated thereunder, as modified by SEC staff interpretive or no-action positions relating to credit card securitizations and did not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(2) The financial information included in the items listed in Schedule 5.1(e)(2) was true and accurate in all material respects as of the dates set forth therein.

(f) Absence of Certain Changes. Since January 29, 2005, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been (1) any material change in: (x) any financial accounting practices, policies or procedures (to the extent any such change would be binding on or otherwise affect the Business or the Purchaser following the Closing, and except for any change in accounting practices, polices and procedures required by reason of a concurrent change in GAAP); (y) any collections, pricing, origination, charge-off, reaging, credit or underwriting practices, policies and procedures of Sellers with respect to the Accounts; or (z) the servicing practices, policies and procedures of the Sellers with respect to the Gross Receivables or the Prime Securitization Receivables, except in each case for any such changes after the date hereof as approved in writing by the Purchaser, or (2) any Material Adverse Effect on the Business or the Sellers.

(g) Title to Properties; Encumbrances. A Seller has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Acquired Assets and Stock (other than the Accounts, to which Section 5.1(l) is applicable), free and clear of all Liens, other than Permissible Liens. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the First Closing, at the First Closing (and at the Second Closing with respect to the GE/Macy’s Assets), the Purchaser shall be vested with good and marketable title in and to the Acquired Assets and Stock (other than the Accounts, to which Section 5.1(l) is applicable), free and clear of all Liens other than Permissible Liens, and the Required Amendments and Confirmations when obtained and effective, shall constitute a valid assignment of the Sellers’ rights and interest in the applicable Securitization Documents enforceable against the Sellers and, upon the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, against all other persons.

(h) Litigation. FDS has Previously Disclosed a list and a summary description of each pending Action with respect to Accounts pending as of the date hereof in which the Seller or any of its Affiliates (or the Seller or any of its Affiliates or GE Bank or any of its Affiliates in the case of GE/Macy’s Accounts) is a named defendant. There are no actions, suits, proceedings or claims pending, in arbitration or before any Governmental Authority, against any of the Sellers or Prime or their Subsidiaries, or to the Sellers’ Knowledge, threatened against any of the Sellers or Prime or their Subsidiaries, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Sellers.

(i) Contracts. Each Assigned Contract constituting part of the Acquired Assets and Stock is a valid, legally binding agreement of the Seller or Subsidiary thereof that is party thereto. The Sellers have made available to the Purchaser true and complete copies of all Assigned Contracts. Neither such Seller or Subsidiary nor, to the Sellers’ Knowledge, any other party thereto is in default under the terms of any such Contract, except for any such failures to be valid and binding and such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Sellers. None of the Sellers or any Subsidiary of any Seller has received any written notice of termination, cancellation, breach or default under any Assigned Contract.

(j) Books and Records. All Books and Records of the Sellers relating to the Business, the Master File, the FDS Cardholder List, the GE/Macy’s Cardholder List and the May Cardholder List have been maintained accurately and in accordance with all Requirements of Law applicable to the Sellers and the Business in all material respects.

(k) Compliance with Laws. Except to the extent that a breach of any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (excluding for these purposes clause (a)(4) of the definition of Material Adverse Effect) on the Business or the Sellers:

(1) since January 1, 2003, the Sellers and Prime have been in compliance with all Requirements of Law relating to the Business and the Acquired Assets and Stock; and

(2) since January 1, 2003, the Sellers and Prime have not been subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between any of them and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.

(l) Accounts.

(1) FDS Bank or Prime is the sole owner of and has good and marketable title to the FDS Accounts, the Gross Receivables on the FDS Accounts and the Prime Securitization Assets (subject in each case to the rights, claims and interests arising under the Securitization Documents). Upon the First Closing, subject to the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, all right, title and interest in and to the FDS Accounts, the Gross Receivables on the FDS Accounts, and the Prime Securitization Assets shall vest or be vested in the Purchaser free and clear of all Liens other than Permissible Liens (and subject in each case to the rights, claims and interests arising under the Securitization Documents).

(2) As of the Second Closing, FDS Bank shall be the sole owner of and have good and marketable title to the GE/Macy’s Accounts and the Gross Receivables on the GE/Macy’s Accounts. This Agreement shall, following the Second Closing Date, and subject to the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, vest in the Purchaser all right, title and interest in and to the GE/Macy’s Accounts and the Gross Receivables on the GE/Macy’s Accounts, free and clear of all Liens other than Permissible Liens.

(3) To the Sellers’ Knowledge, each Account Agreement (other than any Account Agreement with respect to any Charged Off Account) is a valid and legally binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, and is enforceable against such obligors in accordance with its terms, subject to (i) possible claims and defenses on disputed card transactions asserted by a Cardholder, (ii) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally and the effect of general equitable principles, and (iii) the Servicemembers Civil Relief Act.

(4) Since January 29, 2005, except for changes after the date hereof permitted by Section 6.2, (i) the Sellers have not effected any material change in operating policies and procedures of the Business relating to the maintenance of, and collection policies with respect to, the Accounts (other than changes permitted to be made by GE Bank pursuant to the GE/Macy’s Program Agreement) and (ii) the Business has been operated in all material respects in compliance with the policies and procedures of the Sellers and GE Bank (other than changes permitted to be made by GE Bank pursuant to the GE/Macy’s Program Agreement).

(5) Each Account complies with, and was solicited and opened in accordance with, in all material respects the applicable rules and regulations of the applicable Card Association.

(6) Each Account complies in all material respects with the applicable Account Agreement.

(7) All Account applications have been taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law.

(8) All Accounts have been solicited, originated, maintained and serviced in compliance with all applicable Requirements of Law.

(9) All disclosures made in connection with the Accounts complied in all material respects with all applicable Requirements of Law.

(10) To the Sellers’ Knowledge, each of the Gross Receivables arises from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and other charges and fees assessed on the Accounts).

(m) Securitization. Except to the extent that any breaches of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Sellers:

(1) each Seller or Prime and, to the Knowledge of Sellers, each other party thereto has performed in all material respects each obligation to be performed by it under each of the Prime Securitization Documents, including the filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices;

(2) each of the Prime Securitization Interests, each series of certificates in Prime Master Trust and each of the Securitization Documents to which any Seller, Prime or Prime Master Trust, as the case may be, is a party is in full force and effect and is a valid, binding and enforceable obligation of such Seller, Prime or Prime Master Trust, as the case may be, and to the Knowledge of Sellers, the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles;

(3) true and complete copies of the Prime Securitization Documents have been made available to Purchaser and there have been no amendments or modifications to the Securitization Documents made since the date such copies were made available to Purchaser;

(4) the Prime Pooling and Servicing Agreement is not required to be qualified as an indenture under the Trust Indenture Act of 1939, as amended, and the Prime Master Trust is not required to be registered as an investment company under the Investment Company Act of 1940, as amended;

(5) Prime is the sole owner of the transferor interest under the Prime Securitization Documents;

(6) the listing of the Securitization Documents set forth in Schedule 1.1(f) and Schedule 1.1(g) is a true, accurate and complete list of the Contracts to which any of the Sellers, Prime or Prime II is a party relating to the Master Trusts;

(7) no interests in the Prime Master Trust have been issued since December 2004;

(8) no event or condition exists which is or with either notice or the passage of time would (i) constitute a default, event of default, amortization event, specified event or other event or circumstance, (ii) require any accelerated application of cash flows received in respect of the Prime Securitization Receivables, or (iii) trigger any requirement under any Prime Securitization Document to (A) fund an increase in any spread account, reserve account or similar account, (B) draw on any such account under the terms of any Prime Securitization Document or (C) otherwise increase any credit enhancement required under the Prime Securitization Documents (each, an “Adverse Development”);

(9) no event or condition exists which constitutes an Adverse Development or a Servicer Default or other similar event permitting the termination of the Servicer under the Prime Securitization Documents (a “Servicer Default or Termination”); and

(10) assuming all required consents and approvals referred to in Section 5.1(c) are obtained, the consummation of the transactions contemplated hereby (including, without limitation, the execution and delivery of the Required Amendments and Confirmations) shall not cause the occurrence of an Adverse Development or a Servicer Default or Termination.

(n) Servicing Qualifications. Each of FDS Bank and FACS Group, Inc. is licensed and qualified in all jurisdictions necessary to conduct the servicing activities with respect to the Accounts in which it is engaged in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Sellers.

(o) Taxes.

(1) The Sellers, Prime and the Master Trusts have filed all material Tax Returns that they were required to file (taking into account all applicable extensions) on or before the date hereof (in the case of the Sellers, solely to the extent of any Tax Returns related to the Business), and all Taxes required to be shown on such Tax Returns or otherwise due and owing with respect to Prime, the FDS Assets, the GE/Macy’s Assets or the Business have been timely paid.

(2) For federal, Ohio and New York State Tax purposes, all interests in the Prime Master Trust held by Prime or sold to investors are indebtedness of Prime, interests in an entity other than an association taxable as a corporation or a publicly traded partnership, or interests in a disregarded entity.

(3) There are no pending or (to the Knowledge of the Sellers) threatened actions or proceedings for the assessment or collection of a material amount of Taxes with respect to Prime, nor has Prime or any Affiliate thereof received any notice or inquiry from any jurisdiction in which Prime does not currently file Tax Returns to the effect that Prime may be subject to taxation by such jurisdiction.

(p) No Brokers or Finders. The Assumed Liabilities do not include, and Prime has not incurred, any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements.

(q) Prime. The authorized capital stock of Prime consists of 100 shares of Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding (“Prime Common Stock”). All of the issued and outstanding shares of Prime Common Stock are beneficially and legally owned by FDS, free and clear of all Liens. All of the issued and outstanding shares of Prime Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding (i) securities convertible into or exchangeable for Prime Common Stock, (ii) options, warrants, calls or other rights to purchase or subscribe for Prime Common Stock or (iii) contracts of any kind to which Prime or any of its Affiliates is subject or bound requiring the issuance after the date of this Agreement of (x) Prime Common Stock, (y) any convertible or exchangeable security of the type referred to in clause (i) or (z) any options, warrants, calls or rights of the type referred to in clause (ii). Prime does not own, directly or indirectly, any equity interest or investment in any Person. Prime was established for the sole purpose of entering into, and engaging in the transactions contemplated by, the Prime Securitization Documents and since its formation, (i) has engaged in no other business activities, (ii) has conducted its business and operations only as contemplated by the Prime Securitization Documents and (iii) has no outstanding Liabilities.

(r) Intellectual Property. None of the Sellers, Prime and their Subsidiaries has granted any license or other right to any third party to use the Transferred Intellectual Property (i) in connection with any Credit Card program or (ii) that would violate any rights in the Transferred Intellectual Property granted to the Purchaser pursuant to the Program Agreement. To the Seller’s Knowledge, there has been no misappropriation of any trade secrets or other confidential or proprietary information contained in the Transferred Intellectual Property by any Person.

(s) Certain Securitization Matters.

(1) None of (i) the FDS Accounts, the GE/Macy’s Accounts or the May Accounts, as applicable; (ii) the Gross Receivables (other than the Prime Securitization Receivables) on such Accounts; and/or (iii) Interchange Fees, Account Agreements and Master Files related to such Accounts (collectively, the “Specified Assets”) were acquired by the Seller thereof in contemplation of the transactions contemplated by this Agreement. No Seller of any of the Specified Assets has any rights under the Program Agreement to purchase any of the Program Assets (as defined in the Program Agreement) upon termination of the Program or otherwise, with any such purchase rights vesting solely in FDS and its Subsidiaries other than the Seller of such Specified Assets. In connection with the First Closing and Assumption, the Specified Assets that constitute FDS Assets will be sold by FDS Bank or Prime II to the Purchaser. In connection with the termination of the GE/Macy’s Program Agreement, the Specified Assets that constitute GE/Macy’s Assets will be sold by GE Bank and/or one of its Affiliates to FDS Bank and, in connection with the Second Closing and Assumption, be sold by FDS Bank to the Purchaser. In connection with the May Merger and the Third Closing and Assumption, the Specified Assets that constitute May Assets will either be sold (i) directly by May Bank and/or one of its Affiliates to the Purchaser or (ii) by May Bank and/or one of its Affiliates to FDS Bank and subsequently sold by FDS Bank to the Purchaser (it being understood that during the period from the closing of the May Merger until the Third Purchase and Assumption, the Specified Assets that constitute May Assets shall be owned by May Bank and/or one of its Affiliates reasonably acceptable to the Purchaser and/or FDS Bank).

(2) The Purchase Price for the Acquired Assets and Stock shall be fairly allocated among the Sellers and that portion of the Purchase Price allocable to the Acquired Assets and Stock transferred by each Seller shall be paid to such Seller. No allocation made pursuant to this Section 5.1(s)(2) shall apply for any Tax or accounting purposes.

(3) In the event FDS exercises the purchase right under the Program Agreement, FDS has no present intention to cause any particular entity to be the transferee of such Program Assets, with FDS reserving all rights to decide at the time of transfer who such transferee will be.

SECTION 5.2. Representations of the Purchaser. Except as Previously Disclosed, the Purchaser represents to the Sellers as follows:

(a) Existence and Authority. The Purchaser is a validly existing national banking association, duly organized and in good standing under the laws of the United States of America, and has the corporate power and authority to carry on its business as now conducted and to acquire and operate the Business as currently conducted or as proposed to be conducted. The Purchaser and its deposits are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

(b) Authorization and Validity. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement and each Ancillary Agreement have been duly authorized by the Purchaser by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and each Ancillary Agreement has been or shall have been, at the First Closing Date (or the Second Closing Date with respect to the Second Instrument of Assignment and Assumption), duly executed and delivered by the Purchaser. Assuming that this Agreement has been, and the Ancillary Agreements have been or shall be on or prior to the First Closing Date (or the Second Closing Date with respect to the Second Instrument of Assignment and Assumption), duly authorized, executed and delivered by the Sellers party thereto, this Agreement is, and the Ancillary Agreements shall be at the First Closing Date (or the Second Closing Date with respect to the Second Instrument of Assignment and Assumption), the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

(c) Governmental and Third-Party Consents. No notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser, as applicable, or the consummation by the Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements, except for the Requisite Regulatory Approvals and for such other notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (excluding for these purposes clause (a)(4) of the definition of Material Adverse Effect) on the Purchaser or on the Business following the First Closing Date. The Purchaser has no reason to believe that it will not be able to obtain the Requisite Regulatory Approvals on a timely basis.

(d) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not, and (subject to obtaining the Requisite Regulatory Approvals and the other Previously Disclosed governmental and third-party consents, registrations, approvals, permits and authorizations referred to in Section 5.2(c)) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not:

(1) breach, violate, conflict with or be prohibited by the Purchaser’s Constituent Documents;

(2) breach, violate, conflict with or be prohibited by any Requirement of Law or Applicable Order applicable to the Purchaser; or

(3) breach, violate, conflict with, be prohibited by, require any additional approval under or result in a default under the terms, conditions or provisions of any Contract of the Purchaser, or give any third party the right to terminate or cancel any right of the Purchaser, conflict with, be prohibited by, require any additional approval under any such Contract, or accelerate the performance of its obligation thereunder;

except in each case described in clause (3), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (excluding for these purposes clause (a)(4) of the definition of Material Adverse Effect) on the Purchaser or on the Business following the First Closing Date.

(e) Absence of Certain Changes. Since January 29, 2005, there has not been any change in the financial condition or results of operations of the Purchaser that has had, individually or in the aggregate, a Material Adverse Effect on the Purchaser or on the Business as of the First Closing Date.

(f) Compliance with Laws. Except to the extent that a breach of any of the following would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (excluding for these purposes clause (a)(4) of the definition of Material Adverse Effect) on the Purchaser or the Business as of the First Closing Date:

(1) the Purchaser is in compliance with all Requirements of Law relating to its credit card business; and

(2) neither the Purchaser nor any of its Affiliates is subject to any capital plan or supervisory agreement, cease-and-desist or similar order or directive or memorandum of understanding between it and any Governmental Authority or issued by any Governmental Authority, nor has any of them adopted any board resolutions at the request of any Governmental Authority.

(g) Servicing Qualifications. The Purchaser is licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or the Business or on the ability of the Purchaser to perform its duties as servicer, or on ability of the Purchaser to perform its duties as sub-servicer, under the Prime Pooling and Servicing Agreement following the First Closing Date.

(h) Financing. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Estimated FDS Purchase Price as required by Section 2.4(c), the Estimated GE/Macy’s Purchase Price as required by Section 3.4(c), and the Estimated May Purchase Price as required by Section 4.4(c), and to timely pay any other amounts to be paid by it under this Agreement.

(i) Litigation. Except as described in filings made prior to the date hereof by the Purchaser or Citigroup, Inc. with the SEC, there are no actions, suits, proceedings or claims pending, in arbitration or before any Governmental Authority, against the Purchaser or its Affiliates, or to the Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or on the Business.

(j) No Brokers or Finders. Any liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder’s fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby or by the Ancillary Agreements shall be borne by the Purchaser.

(k) Restricted Securities. The Purchaser understands that the shares of Prime Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to such laws, Purchaser must hold those securities indefinitely unless they are registered with the SEC and qualified by applicable state Governmental Authorities or an exemption from such registration and qualification is available.

(l) Investment Representation. The Purchaser is purchasing the Prime Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Purchaser understands the risks of the transactions contemplated hereby and of ownership of the Prime Stock. Purchaser acknowledges that the Prime Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Prime Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and qualification under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

(m) License. The Purchaser is licensed to participate in the programs of each of the Card Associations to the extent necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The Purchaser is a member in good standing of the Card Associations.

(n) Organization and Capitalization of CEBA Bank. At the time of the First Closing, CEBA Bank will be a national bank, duly organized, validly existing and in good standing under the laws of the United States of America. At the time of the First Closing, all of the issued and outstanding shares of capital stock of CEBA Bank (the “CEBA Capital Stock”) shall be beneficially and legally owned by the Purchaser, free and clear of all Liens other than Permissible Liens. All of the issued and outstanding shares of CEBA Capital Stock will be duly authorized, validly issued, fully paid and nonassessable (except as provided in 12 U.S.C. § 55). Upon the issuance of the CEBA Equity Interests to FDS Bank (or its assignee) pursuant to Section 2.4(d) all of the CEBA Equity Interests will be duly authorized, validly issued, fully paid and nonassessable (except as provided in 12 U.S.C. § 55). Other than as contemplated by this Agreement, there will be no outstanding (i) securities convertible into or exchangeable for CEBA Capital Stock, (ii) options, warrants, calls or other rights to purchase or subscribe for CEBA Capital Stock or (iii) contracts of any kind to which CEBA Bank or any of its Affiliates is subject or bound requiring the issuance after the date of this Agreement of (x) CEBA Capital Stock, (y) any convertible or exchangeable security of the type referred to in clause (i) or (z) any options, warrants, calls or rights of the type referred to in clause (ii). CEBA Bank will not own, directly or indirectly, any equity interest or investment in any Person.

(o) Operations of CEBA Bank. CEBA Bank will be established for the sole purpose of entering into, and engaging in the transactions contemplated by, this Agreement and the Ancillary Agreements, and following its formation, as of the First Closing, (i) will not have engaged in any other business activities other than organization and qualification of CEBA Bank under applicable Requirements of Law and with the applicable Governmental Authorities, (ii) will have conducted its business and operations only as contemplated by this Agreement or the Ancillary Agreements and applicable Requirements of Law and (iii) will not have incurred any Liabilities other than Liabilities incurred or arising out of this Agreement or the Ancillary Agreements or in connection with the organization and qualification of CEBA Bank under applicable Requirements of Law and with the applicable Governmental Authorities. CEBA Bank will not at any time during the Term (as defined in the Program Agreement) engage in any business or issue any Credit Cards except pursuant to the Program Agreement. CEBA Bank will at all times during the Term conform its operations so as to meet the requirements of 12 U.S.C. §1841(c)(2) or any comparable successor statute.

SECTION 5.3. No Other Representations or Warranties; No Recourse. Except as expressly set forth in this Article V or the Ancillary Agreements, neither the Sellers nor the Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets and Stock, the Assumed Liabilities, the Sellers, the Business or the Purchaser, respectively, or as to any other matter whatsoever. Except as otherwise expressly provided herein or in any Ancillary Agreement, the sale of the Acquired Assets and Stock is without recourse of any kind to FDS or its Affiliates or to the Purchaser or its Affiliates. THE PURCHASER ACKNOWLEDGES THAT THE SELLERS DISCLAIM ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VI

COVENANTS

SECTION 6.1. Conduct of Business.

(a) Except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the First Closing Date (and, with respect to the GE/Macy’s Assets, until the Second Closing Date), FDS and FDS Bank shall, and shall cause Prime to, conduct the Business (for purposes of this Section 6.1(a), after the First Closing, solely with respect to the GE/Macy’s Assets and GE/Macy’s Liabilities) or cause the Business to be conducted in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, FDS and FDS Bank shall (as it relates to the Business), and shall cause Prime to, use their respective reasonable best efforts to preserve intact the business organizations and relationships with third parties relating to the Business, to keep available the services of required employees of the Business and to preserve beneficial relationships with customers in connection with the Business, following substantially the same practices and standards, in all material respects, including collection practices and accounting practices for charge-offs and reserves, as in effect on the date of this Agreement (subject to such changes therein as may be made by GE Bank in accordance with the provisions of the GE/Macy’s Program Agreement).

(b) Prior to the closing of the May Merger, FDS shall not waive any of its contractual rights against May Co. to require May Co. to continue ordinary course operations and refrain from specified activities, in each case as such operations and activities relate to the credit card business of May Co., May Bank and their Subsidiaries (the “May Business”). From and after the closing of the May Merger, except as otherwise contemplated hereby or by the Ancillary Agreements, and except for transactions in the ordinary course of business, until the Third Closing Date, FDS and FDS Bank shall conduct the May Business or cause the May Business to be conducted in the ordinary course consistent with past practice (except to the extent permitted in Section 6.2). Without limiting the generality of the foregoing, subject to Section 6.2(b), FDS and FDS Bank shall (as it relates to the May Business) use their respective reasonable best efforts to preserve intact the business organizations and relationships with third parties relating to the May Business, to keep available the services of required employees of the May Business and to preserve beneficial relationships with customers in connection with the May Business, following substantially the same practices and standards, in all material respects, including collection practices and accounting practices for charge-offs and reserves, as in effect on the closing date of the May Merger.

SECTION 6.2. Certain Changes.

(a) Without limiting Section 6.1, except as otherwise contemplated hereby (including Section 6.2(b)) or by the Ancillary Agreements or as required by the applicable Requirements of Law or the GE/Macy’s Program Agreement with respect to the GE/Macy’s Assets, from the date of this Agreement until the First Closing Date (or, with respect to the GE/Macy’s Assets, the Second Closing Date or, with respect to the May Assets, the Third Closing Date) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), the Sellers shall not and shall cause their Subsidiaries not to:

(i) enter into or amend any Assigned Contract except in the ordinary course of the Business consistent with past practice and only to the extent such entry or amendment would not have a Material Adverse Effect on the Business;

(ii) amend any of the Prime Securitization Documents;

(iii) except for the acquisition of May Co., acquire a material amount of assets from any other Person or all or substantially all of the assets of any Person, whether by merger, asset purchase or otherwise, if, in either case, such assets would constitute Acquired Assets and Stock;

(iv) materially change the aggregate expenses that would be incurred by FDS and its Affiliates in the servicing of the Program or the performance of interim services in accordance with the Program Agreement;

(v) make any material change in: (x) any financial accounting practices, policies or procedures (to the extent any such change would be binding on or otherwise affect the Business or the Purchaser following the First Closing, the Second Closing or the Third Closing, as the case may be, and except for any change in accounting practices, polices and procedures required by reason of a concurrent change in GAAP); (y) any collections, pricing, origination, charge-off, reaging, credit or underwriting practices, policies and procedures of Sellers with respect to the Accounts; or (z) the servicing practices, policies and procedures of the Sellers with respect to the Gross Receivables or the Prime Securitization Receivables;

(vi) sell, lease or otherwise dispose of any of the Acquired Assets and Stock, except (1) in the ordinary course of business and in transactions that individually or in the aggregate with all such other dispositions would not have a Material Adverse Effect on the Sellers or the Business, (2) in connection with securitizations of receivables arising under the Accounts (provided that the benefits thereof are transferable to the Purchaser at the First Closing), (3) pursuant to the terms of Contracts or commitments existing as of the date of this Agreement and Previously Disclosed, or (4) as otherwise Previously Disclosed; or

(vii) except in the ordinary course of business consistent with past practice, settle any material claim, action or proceeding or waive any material rights or claims in respect of the Business in a manner that would adversely affect the Business or any of the Acquired Assets and Stock or Assumed Liabilities after the First Closing; or

(viii) agree with any Person or otherwise commit themselves to do any of the foregoing.

(b) Notwithstanding the provisions of Sections 6.1(b) and 6.2(a), FDS may sell assets that would otherwise constitute Acquired Assets hereunder in connection with dispositions by FDS of any stores or other retail channels of FDS and its Affiliates or May Co. and its Affiliates in connection with the May Merger; provided that (i) such dispositions shall be effected pursuant to a settlement with or other written commitment to a Governmental Authority in connection with such Governmental Authority’s review of the May Merger or, (ii) if such dispositions are not effected pursuant to such a settlement or commitment referred to in clause (i), the Gross Receivables disposed of in connection with all such dispositions of May Assets effected prior to the closing of the May Merger in reliance upon this Section 6.2(b) shall not exceed $150,000,000 in the aggregate.

(c) The parties acknowledge that FDS intends to use its commercially reasonable efforts following the closing of the May Merger to align to the extent reasonably practicable the account terms, policies, practices and procedures applicable to the May Accounts and the May Business with the account terms, policies, practices and procedures applicable to the other Accounts and the Business. Accordingly, notwithstanding the provisions of Sections 6.1(b) and 6.2(a), the Sellers and their Subsidiaries may make changes to the account terms, policies, practices and procedures applicable to the May Accounts and the May Business to the extent such changes are in furtherance of such alignment. The parties further acknowledge that the completion of such efforts by FDS is not a condition to the Purchaser’s obligation to effect the Third Purchase and Assumption.

SECTION 6.3. Access and Confidentiality.

(a) Until the First Closing Date (and, with respect to the GE/Macy’s Assets, until the Second Closing Date and with respect to the May Assets, following the closing of the May Merger and until the Third Closing Date), upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, FDS and FDS Bank shall, and shall cause Prime to, permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement, to the properties and Books and Records relating to the Business, including the Master File, the FDS Cardholder List, the GE/Macy’s Cardholder List and the May Cardholder List, to the extent that such access does not unduly interfere with the business of the Sellers; provided that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement; and provided, further, that the foregoing shall not (1) require the Sellers to permit any inspection, or to disclose any information, that in their reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Sellers or their Affiliates unrelated to the Business or violate any obligations of the Sellers to any third party with respect to confidentiality if the Sellers shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (2) require any disclosure by the Sellers that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

(b) If this Agreement is terminated, each party, at its own expense, shall promptly deliver (without retaining any copies) to the other party or (at their option) confirm in writing to the other party that it has completely destroyed all information furnished to such party or its representatives by the other party or any of their agents, employees or representatives in connection with this Agreement, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by such party or its representatives that contain or reflect any such information; provided, however, that the foregoing shall not apply to summary analyses made by such party that such party is required to retain (i) as part of the minutes of the proceedings of its board of directors or any committee thereof, or (ii) to comply with applicable Requirements of Law. Notwithstanding the return or destruction of such information by the receiving party and/or its agents, employees and representatives, the receiving party and its agents, employees and representatives will continue to be bound by its obligations hereunder and under the Confidentiality Agreements regarding the use and confidentiality of such information. Notwithstanding the foregoing provisions of this Section 6.3(b), the Purchaser shall not be required to return information relating to the FDS Assets or the FDS Liabilities after the First Closing, the GE/Macy’s Assets or the GE/Macy’s Liabilities after the Second Closing, or the May Assets or the May Liabilities after the Third Closing.

(c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement and by the Ancillary Agreements (including pursuant to clause (a) above) on or prior to the First Closing Date (or, with respect to information relating to the GE/Macy’s Assets and GE/Macy’s Liabilities, on or

prior to the Second Closing Date and with respect to information relating to the May Assets and May Liabilities, on or prior to the Third Closing Date) shall be held by the Purchaser in accordance with the Confidentiality Agreement, dated November 19, 2004 between Citicorp Credit Services Inc. (USA) and FDS (the “FDS Confidentiality Agreement”) and the Confidentiality Agreement, dated April 26, 2005 between Citicorp Credit Services Inc. (USA) and FDS (the “May Confidentiality Agreement” and together with the FDS Confidentiality Agreement, the “Confidentiality Agreements”). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreements, the terms of this Agreement shall govern.

(d) The parties agree that monetary damages would not be a sufficient remedy for any breach of the foregoing provisions of this Section 6.3 and the provisions of the Confidentiality Agreements, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any breach of the foregoing provisions of this Section 6.3 and the provisions of the Confidentiality Agreements.

(e) From the date hereof through the First Closing Date (and with respect to the GE/Macy’s Assets, through the Second Closing Date, and with respect to the May Assets, from the closing of the May Merger through the Third Closing Date), the Sellers shall provide to the Purchaser on a monthly basis the reports that would be required to be provided to the Purchaser pursuant to Section 7.1 of the Program Agreement following the Effective Date thereunder (or in the case of the May Assets, such similar existing reports as are reasonably available to FDS).

(f) From the date hereof through the Second Closing Date, the Sellers shall provide the Purchaser reasonable prior written notice (including a description of such change) of any material changes in the credit and underwriting, risk management, reaging, posting, collection or operating policies and procedures with respect to the Business made pursuant to the GE/Macy’s Program Agreement. From the date of the closing of the May Merger through the Third Closing Date, the Sellers shall provide the Purchaser reasonable prior written notice describing any such material changes to be made in connection with the May Business.

SECTION 6.4. Reasonable Best Efforts; Other Filings.

(a) Subject to the terms and conditions of this Agreement, the Purchaser shall, and shall cause its Subsidiaries to, and FDS and FDS Bank shall, and shall cause their Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and shall cooperate fully with each other to that end.

(b) Without limiting Section 6.4(a), FDS and FDS Bank shall, and shall cause their Subsidiaries to, and the Purchaser shall and shall cause its Affiliates to, use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including taking all reasonable actions necessary to defend, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely affecting the consummation of the transactions contemplated by this Agreement or the validity or enforceability of this Agreement, including promptly appealing any adverse court or administrative decision. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof. Subject to appropriate confidentiality and legal privilege protections, the Sellers and the Purchaser shall each furnish to the others such necessary information and reasonable assistance as any of the parties may reasonably request in connection with the foregoing.

(c) Without limiting the foregoing, the parties shall use their reasonable best efforts to obtain (i) the Requisite Regulatory Approvals with respect to the First Purchase and Assumption, the Second Purchase and Assumption and the Third Purchase and Assumption, and (ii) with the cooperation of FDS and its Subsidiaries, any licenses, permits or other qualifications with respect to the Purchaser or any of its Affiliates necessary to satisfy the condition set forth in Section 7.3(e) and to allow the Purchaser to perform its obligations under the Program Agreement, in each case in time to permit the First Closing Date to occur on or before August 29, 2005 or, if the First Closing Date has not then occurred, as promptly thereafter as reasonably practicable. The parties hereby agree, without any request or demand by the other parties, (i) to make all necessary filings related to the Requisite Regulatory Approvals with respect to the First Purchase and Assumption no later than fifteen (15) Business Days from the execution and delivery of this Agreement, (ii) to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with the receipt of the Requisite Regulatory Approvals and (iii) to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval and the licenses, permits or other qualifications referred to in clause (ii) above.

(d) The Sellers and the Purchaser agree to take such actions with respect to the Prime Securitization Assets and Prime Securitization Documents prior to the First Closing Date as the other parties may reasonably request, including those actions that are incident to the receipt of ratings confirmations from the rating agencies in connection with the purchase of the Prime Stock and the assumption by the Purchaser of the roles of servicer and transferor (and the role of the Purchaser as sub-servicer) under the Prime Securitization Documents.

(e) The Purchaser shall promptly notify the Sellers in writing, and FDS and FDS Bank shall promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint seeking an order or decree restraining or enjoining the execution of any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute a suit or proceeding to restrain or enjoin the execution of any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) nullify or render ineffective this Agreement or the Ancillary Agreements if such transactions are consummated, or (C) fail to issue or give any of the Requisite Regulatory Approvals.

(f) Any filing fees under the HSR Act or any other domestic or foreign antitrust merger control laws shall be borne by the Purchaser.

(g) The parties agree that if so requested by FDS not later than the earlier to occur of (i) fifteen (15) days prior to the First Closing Date and (ii) the date on which the Purchaser has received all Requisite Regulatory Approvals required to be obtained by it, the parties will negotiate in good faith with respect to such mutually acceptable changes to the terms of this Agreement and the Program Agreement as FDS may reasonably request in order to maintain the status of FDS Bank as a savings association in good standing with the Office of Thrift Supervision, including without limitation amending such agreements to provide that some or all of the Employee Accounts (as defined in the Program Agreement) shall be retained following the First Closing at FDS Bank; provided, however, that no such changes shall be made to the extent they would affect the ability of the Purchaser and the CEBA Bank to file a consolidated federal income Tax Return following the First Closing Date in accordance with Section 6.14(d).

(h) The parties agree that in the event that the OCC is not willing to approve the ownership of the CEBA Equity Interests by FDS Bank, the parties shall negotiate in good faith with respect to mutually acceptable changes to the terms of this Agreement and the Program Agreement to provide for such other corporate or ownership structure of the issuer of Credit Cards under the Program as the parties mutually agree; provided that failure of the OCC to approve (i) the ownership of the CEBA Equity Interests by FDS Bank or (ii) such alternative corporate or ownership structure shall not give rise to the payment of the Termination Fee pursuant to Section 10.4(b).

SECTION 6.5. Additional Instruments. At the reasonable request of FDS or FDS Bank, on the one hand, or the Purchaser, on the other hand, at or after the First Closing, the other Person shall promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement or any Ancillary Agreement or to make effective the First Purchase and Assumption, the Second Purchase and Assumption or the Third Purchase and Assumption, as the case may be.

SECTION 6.6. Non-Solicitation. The Purchaser shall continue to comply with the provisions of Section 6 of the FDS Confidentiality Agreement during the eighteen (18) month period following the First Closing Date. The Purchaser shall continue to comply with the provisions of Section 6 of the May Confidentiality Agreement during the eighteen (18) month period following the Third Closing Date. The parties agree that money damages would not be a sufficient remedy for any breach of this Section 6.6 and that, in addition to all other remedies, the Sellers and their Affiliates will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any breach of this Section 6.6 or the provisions of the Confidentiality Agreement. Purchaser waives any requirements for the securing or posting of any bond in connection with such remedy.

SECTION 6.7. Credit Card Marks; Branding. It is expressly agreed that, except for the license granted in the Program Agreement, the Purchaser is not purchasing or acquiring any right, title or interest in the FDS Licensed Marks or other trademarks or service marks of the Sellers or their Affiliates that the Sellers have used prior to the date of this Agreement (or shall use or own thereafter) in connection with the Accounts or the Business (collectively, the “Credit Card Marks”). The Purchaser acknowledges that the Sellers or their Affiliates own the Credit Card Marks and goodwill related thereto and symbolized thereby.

SECTION 6.8. Notice to Cardholders.

(a) First Purchase and Assumption.

(i) Promptly following the First Closing Date, the Purchaser shall prepare jointly with FDS and FDS Bank a form or forms of notice to each Cardholder who has an FDS Account owned by the Purchaser as of the First Closing Date to the effect that such Account has been acquired by the Purchaser, provided that such notice shall be sent to any Cardholder that has an inactive Account following the date such Account becomes active. Such notice shall be in the form approved by both parties, which approval shall not be unreasonably withheld or delayed, and shall comply with all applicable Requirements of Law and the by-laws, rules and regulations of the Card Associations if applicable. The costs of preparation and mailing of such notices shall be borne by the Purchaser. The mailing shall be made in such manner and at such time as the Sellers and the Purchaser may mutually agree.

(ii) From and after the date of this Agreement and until the First Closing, the Purchaser and its Affiliates shall not communicate with the FDS Account Cardholders (whether by mail, by telephone or otherwise) regarding the Business or their FDS Accounts without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

(b) Second Purchase and Assumption.

(i) Promptly following the Second Closing Date, the Purchaser shall prepare jointly with FDS and FDS Bank a form or forms of notice to each Cardholder who has a GE/Macy’s Account to the effect that such Account has been acquired by the Purchaser; provided that such notice shall be sent to any Cardholder that has an inactive Account following the date such Account becomes active. Such notice shall be in the form approved by both parties, which approval shall not be unreasonably withheld or delayed, and shall comply with all applicable Requirements of Law and the by-laws, rules and regulations of the Card Associations if applicable. The costs of preparation and mailing of such notices shall be borne by the Purchaser. The mailing shall be made in such manner and at such time as the Sellers and the Purchaser may mutually agree.

(ii) From and after the date of this Agreement and until the Second Closing, the Purchaser and its Affiliates shall not communicate with the GE/Macy’s Account Cardholders (whether by mail, by telephone or otherwise) regarding the Business or their GE/Macy’s Accounts without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

(c) Third Purchase and Assumption.

(i) Promptly following the Third Closing Date, the Purchaser shall prepare jointly with FDS and FDS Bank or May Bank, as the case may be, a form or forms of notice to each Cardholder who has a May Account to the effect that such Account has been acquired by the Purchaser; provided that such notice shall be sent to any Cardholder that has an inactive Account following the date such Account becomes active. Such notice shall be in the form approved by both parties, which approval shall not be unreasonably withheld or delayed, and shall comply with all applicable Requirements of Law and the by-laws, rules and regulations of the Card Associations if applicable. The costs of preparation and mailing of such notices shall be borne by the Purchaser. The mailing shall be made in such manner and at such time as the Sellers and the Purchaser may mutually agree.

(ii) From and after the date of this Agreement and until the Third Closing, the Purchaser and its Affiliates shall not communicate with the May Account Cardholders (whether by mail, by telephone or otherwise) regarding the Business or their May Accounts without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

SECTION 6.9. Cooperation in Obtaining Approval and Consents. The Purchaser agrees to cause one or more of its Affiliates to assume or to join as joint and several indemnitors, and irrevocable and unconditional guarantors and sureties, of the obligations of the Purchaser to the extent reasonably requested by the applicable trustees or rating agencies and any other party whose consent, approval or action is reasonably required in connection with transfer of the Prime Securitization Assets and related Liabilities of the Sellers.

SECTION 6.10. Post-Closing Access. The Purchaser shall, upon reasonable notice and subject to applicable Requirements of Law relating to the exchange of information, afford to the Sellers, their Affiliates and their representatives reasonable access (including the right to copy), without charge, during normal business hours, to the Acquired Assets and Stock, the Books and Records relating thereto, any Person who maintains or controls any of the foregoing for the Purchaser or its Subsidiaries, all as may be reasonably requested by the Sellers or any of their Affiliates in order to enable the Sellers to (i) prepare the First Final Closing Statement, the Second Final Closing Statement, and the Third Final Closing Statement and participate in the resolution of any disputes relating thereto; (ii) permit the performance of any covenants required to be performed under this Agreement and the Ancillary Agreements after the First Closing Date, the Second Closing Date or the Third Closing Date by the Sellers; (iii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; and (iv) respond to any proceeding or to any claim made, or to any request for information, by any Governmental Authority or any other Person not a party hereto (other than an Affiliate of the Purchaser), including any Cardholder with respect to matters that may constitute Excluded Liabilities.

SECTION 6.11. Cooperation in Litigation. (a) Subject to Section 12.4, the Sellers and the Purchaser shall cooperate, to the extent reasonably requested by the other, in the handling and disposition of any claim, action, suit, arbitration, proceeding, investigation or regulatory inquiry (“Actions”), whether or not listed on the Schedules and whether or not pending or threatened prior to the First Closing, the Second Closing or the Third Closing, that arise out of or are related to any event or occurrence with respect to the Business prior to the First Closing (or, with respect to the GE/Macy’s Assets or the GE/Macy’s Liabilities, the Second Closing and with respect to the May Assets or May Liabilities, the Third Closing Date); provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action, subject, however, to the provisions of this Agreement.

(b) The Sellers shall be entitled to keep copies of all litigation filings, correspondence, Books and Records and other documentation of any kind that the Sellers reasonably determine are necessary or desirable in connection with the handling and disposition of the Actions by the Sellers and their Affiliates.

SECTION 6.12. Preservation of and Access to Books and Records. The Purchaser shall preserve and keep all Books and Records of the Business and all information relating to the accounting, business, financial and Tax affairs of the Business that are in existence on the First Closing Date or that come into existence after the First Closing Date but relate to the Business prior to the First Closing Date (in the case of the FDS Assets and the FDS Liabilities) or the Second Closing Date (in the case of the GE/Macy’s Assets and the GE/Macy’s Liabilities) or the Third Closing Date (in the case of the May Assets and the May Liabilities) for a period of seven (7) years after the Third Closing Date, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency, (ii) as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (excluding any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four (4) years following the seven (7) year period specified above, if the Purchaser wishes to destroy such records, the Purchaser shall first provide the Sellers the opportunity to take possession of the same (at the Sellers’ cost and expense).

SECTION 6.13. Bulk Sales Law. The Purchaser hereby waives compliance by the Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales law (including the Uniform Commercial Code Bulk Transfer provisions).

SECTION 6.14. CEBA Bank.

(a) As promptly as practicable after the date of this Agreement (but in any event prior to the First Closing), the Purchaser shall form CEBA Bank by (i) causing an organizing group to execute and file with the OCC all required organization documents; (ii) applying for deposit insurance; and (iii) filing any other required documents with such other applicable Governmental Authorities as the Purchaser shall determine to be necessary or appropriate.

(b) The Purchaser shall use its reasonable best efforts to, as promptly as practicable following the formation of CEBA Bank, cause CEBA Bank to be (i) licensed and qualified in all jurisdictions necessary to service the Accounts in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CEBA Bank or the Business or on the ability of CEBA Bank to perform its duties as servicer, or on ability of CEBA Bank to perform its duties as sub-servicer, under the Prime Pooling and Servicing Agreement following the First Closing Date and (ii) licensed to participate in the programs of each of the Card Associations to the extent necessary to perform its obligations hereunder and thereunder following the First Closing.

(c) Pursuant to Section 2.4(d), at the First Closing, the Purchaser shall cause CEBA Bank to issue to FDS Bank (or its assignee) shares of CEBA Preferred Stock with the rights and preferences set forth in Annex E (the “CEBA Equity Interests”). Upon the issuance of the CEBA Equity Interests to FDS Bank (or its assignee), the CEBA Equity Interests will be duly authorized, validly issued, fully paid and nonassessable.

(d) The Purchaser and the CEBA Bank shall file a consolidated federal income Tax Return following the First Closing Date.

SECTION 6.15. Third-Party Consents.

(a) To the extent that any consent needed to assign to the Purchaser any Assigned Contract has not been obtained on or prior to the First Closing Date or the Second Closing Date, as applicable, this Agreement and any document delivered pursuant hereto shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach of such Assigned Contract or would give rise to a valid right of termination thereof. If any such third-party consent shall not be obtained on or prior to the First Closing Date or the Second Closing Date, as applicable, then the parties shall cooperate in entering into alternative arrangements at the First Closing Date or the Second Closing Date, as applicable, pursuant to which the Purchaser would obtain substantially all of the benefits and become responsible for substantially all of the obligations under such Assigned Contract.

(b) The Purchaser and the Sellers shall use commercially reasonable efforts (which for purposes of this Section 6.15 shall not require any payment of money by the Sellers or the Purchaser, except as agreed between them in writing) to seek any required consents to the assignment of the Assigned Contracts which have not been obtained as of the First Closing Date or the Second Closing Date, as applicable, and promptly upon receipt of such consents shall effect such assignments.

(c) The parties shall cooperate to (i) identify Contracts of May Co. and its Affiliates that should be assigned to the Purchaser in connection with the Third Assignment and Assumption and shall mutually agree on the Contracts that shall be so assigned and (ii) identify such third party consents the parties mutually agree are necessary in connection with the Third Assignment and Assumption. The Sellers shall update their Schedules relating to Sections 5.1(c) and 5.1(d) and Schedules 1.1(a) and 7.1 prior to the Third Closing to reflect the existence of any such Contracts or consents and Sections 6.15(a) and 6.15(b) shall apply to such Assigned Contracts mutatis mutandis with respect to the Third Closing Date.

SECTION 6.16. May Portfolio.

(a) FDS shall permit the Purchaser to conduct reasonable due diligence with respect to the May Assets and the May Liabilities at a time to be mutually agreed by the parties between sixty (60) days and one hundred twenty (120) days prior to the anticipated Third Closing Date. Except as set forth in Sections 6.16(b), the Purchaser’s rights and obligations hereunder shall not be affected in any manner by such due diligence.

(b) In the event that:

(i) the requirement set forth in Schedule 6.16 with respect to this Section 6.16(b)(i) shall not have been satisfied, or

(ii) as a result of the due diligence specified in Schedule 6.16, the Purchaser determines that FDS will be unable to make one or more of the representations and warranties referred to in Section 9.2(b) and that such failure would constitute a failure of the closing condition set forth in Section 9.2(b) and provides written notice of such determination to FDS, or

(iii) following the closing of the May Merger, FDS provides written notice to the Purchaser that FDS will be unable to make one or more of the representations and warranties referred to in Section 9.2(b) and that such failure would constitute a failure of the closing condition set forth in Section 9.2(b), then the following shall apply. In the event of a notice delivered by the Purchaser to FDS, the Purchaser may elect in such notice (A) to close the Third Purchase and Assumption and waive the obligation of FDS to make the representations and warranties with respect to the facts and circumstances giving rise to the inability of FDS to make such representations or warranties identified pursuant to clause (b)(ii) or (b)(iii) above or permit FDS to modify such representations and warranties such that FDS is able to make such representations and warranties, or (B) to initiate a renegotiation of the May Purchase Price (it being understood that the Purchaser shall not propose any adjustment to the financial or other terms and conditions of the Program Agreement other than as expressly contemplated in Sections 4.8 and 4.9 of the Program Agreement; provided that (i) the Purchaser will take into account the terms and conditions of the Program Agreement when proposing any adjustment to the May Purchase Price and (ii) nothing herein shall preclude the Purchaser from proposing to reduce the May Purchase Price to below the Gross Receivables value of the May Assets). In the event of a notice delivered by FDS to Purchaser, the Purchaser shall, within ten (10) Business Days following the receipt of such notice, make one of the specified elections set forth in the previous sentence by written notice to FDS. If Purchaser makes an election set forth in clause (A) above, the parties shall cooperate to close the Third Purchase and Assumption in accordance with such election; provided that the closing of the Third Purchase and Assumption shall not constitute a waiver by the Purchaser of any of its rights to be indemnified for Losses other than Losses arising out of or relating to the facts and circumstances giving rise to the inability of FDS to make the representations and warranties identified pursuant to clause (b)(ii) or (b)(iii) above. If Purchaser makes an election set forth in clause (B) above, the parties shall negotiate in good faith to agree upon a revised May Purchase Price; provided that if the parties do not agree upon a revised May Purchase Price within thirty (30) days following the date of the receipt of the notice of election by Purchaser, then FDS may take either of the following actions in its sole discretion: (Y) accept the price last proposed by the Purchaser during the thirty (30) day period as the new May Purchase Price; or (Z) terminate this Agreement in its entirety pursuant to Section 10.3.

SECTION 6.17. Interim Servicing. Notwithstanding that following the First Closing FDS is no longer the Servicer, FDS hereby agrees that during the period from the First Closing and until December 15, 2005, it shall use its reasonable best efforts to prepare or cause to be prepared the reports specified in Schedule 6.17 and deliver or cause to be delivered such reports to Purchaser within time frames mutually agreed upon by the parties. FDS hereby agrees to provide Purchaser with all necessary and reasonable access to its facilities and personnel necessary for Purchaser to (i) verify the accuracy and completeness of the data contained in each such report and (ii) prepare the annual servicer’s certificate and the annual independent accountants’ report in accordance with the Prime Pooling and Servicing Agreement. In consideration for performing the services set forth in this Section 6.17 (the “Interim Services”), Purchaser shall pay by wire transfer of immediately available funds (in U.S. dollars) to FDS within ten (10) Business Days of the receipt of any invoice from FDS in respect of the Interim Services the actual costs and expenses (including allocated costs and expenses) incurred by FDS and its Affiliates in providing the Interim Services as set forth on such invoice. The amount of such payment shall not be a “Program Expense” under the Program Agreement. The Purchaser shall indemnify and hold harmless FDS and its Affiliates from any and all Losses arising from the performance of the Interim Services, except to the extent any of the foregoing acted with gross negligence or willful misconduct in performing such Interim Services.

SECTION 6.18. Securitization Matters. (a) At the First Closing Date, FDS shall cause Jones Day, counsel to FDS, to deliver to the Purchaser a reliance letter with respect to the most recent opinion of Jones Day with respect to the Prime Securitization Receivables (the “Jones Day Opinion”), together with a certificate from a duly authorized officer of FDS that the assumptions set forth or referred to in the Jones Day Opinion have been complied with in all material respects since the date of such opinion.

(b) In the event that FDS is unable to make any of the representations and warranties set forth in Section 5.1(s) at the First Closing or the Second Closing or the Third Closing, as applicable, FDS shall not be required to make such representations and warranties and FDS shall make such other representations and warranties with respect to the subject matter of Section 5.1(s) as shall be mutually agreed between the Purchaser and FDS.

ARTICLE VII

CONDITIONS TO EFFECT THE FIRST PURCHASE AND ASSUMPTION

SECTION 7.1. Conditions to Each Party’s Obligations. The respective obligations of the Sellers and the Purchaser to effect the First Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the First Closing Date, of the following conditions:

(a) Governmental and Regulatory Approvals. All of the Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect and all waiting periods required by law (including under the HSR Act) shall have expired or been terminated, and all other approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the First Purchase and Assumption shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such an approval or authorization (other than a Requisite Regulatory Approval) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or on the Sellers or the Purchaser.

(b) Third Party Consents. The consents and approvals of the Persons set forth in Schedule 7.1 with respect to the First Closing shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such a consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(d) Program Agreement. The Program Agreement shall have been duly executed and delivered by the parties thereto.

(e) Instrument of Assignment and Assumption. The First Instrument of Assignment and Assumption shall have been duly executed and delivered by the parties thereto.

(f) Financing Statements. Sellers shall have executed and delivered UCC-1 financing statements to be filed in the Offices of the Secretaries of State of any state necessary to perfect the sale of the Gross Receivables purchased pursuant to the First Purchase and Assumption.

(g) Required Amendments and Confirmations. The Required Amendments and Confirmations shall have been obtained and shall have become effective in accordance with their terms.

(h) Prime II. The Sellers shall have given all notices and satisfied all conditions necessary to pay, and shall have paid in full, the investor certificates issued by Prime II Master Trust and shall have terminated the Prime II Master Trust.

(i) Card Associations. The Card Associations shall have confirmed that, upon the consummation of the First Purchase and Assumption, CEBA Bank shall be a Participating Member in the VISA Partnership Program in good standing with all necessary power and authority under the by-laws and membership and operating rules of the Card Associations to carry on the Business and issue Credit Cards as contemplated by the Program Agreement.

SECTION 7.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the First Purchase and Assumption are subject to the fulfillment or waiver by it in writing, at or prior to the First Closing Date, of the following additional conditions:

(a) Performance. The Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement to the extent required to be performed at or prior to the First Closing Date.

(b) Representations. The representations of FDS set forth in this Agreement shall be true and correct as of (1) the date of this Agreement and (2) the First Closing Date (except that representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or other materiality qualifier set forth in any such representation) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Sellers.

(c) Certificate. The Purchaser shall have received a certificate signed on each Sellers’ behalf by an executive officer of each Seller, dated the First Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Securitization Opinions. The Purchaser shall have received copies of any Tax opinions or other opinions to the trustee expressly required by the Securitization Documents to be delivered on behalf of the Sellers in order to consummate the transactions contemplated hereby.

SECTION 7.3. Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the First Purchase and Assumption are subject to the fulfillment or waiver by them in writing, at or prior to the First Closing Date, of the following additional conditions:

(a) Performance. The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement to the extent required to be performed at or prior to the First Closing Date.

(b) Representations. The representations of the Purchaser set forth in this Agreement shall be true and correct as of (i) the date of this Agreement and (ii) the First Closing Date (except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or materiality qualifier set forth in any such representation) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business following the First Closing Date or on the Purchaser.

(c) Certificate. The Sellers shall have received a certificate signed on the Purchaser’s behalf by an executive officer of the Purchaser, dated the First Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Securitization Opinions. The Sellers shall have received copies of any Tax opinions or other opinions provided to the Purchaser, on behalf of the Sellers, as required by the Securitization Documents, rating agencies or trustee in connection with the acquisition of the Prime Stock and the assumption of the roles of transferor and servicer under the Prime Master Trust in order to consummate the transactions contemplated hereby.

(e) CEBA Equity Interests. The Purchaser shall have taken all of the required actions, corporate and otherwise, to cause CEBA Bank to issue to FDS Bank (or its assignee) the CEBA Equity Interests.

ARTICLE VIII

CONDITIONS TO EFFECT THE SECOND PURCHASE AND ASSUMPTION

SECTION 8.1. Conditions to Each Party’s Obligations. The respective obligations of the Sellers and the Purchaser to effect the Second Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Second Closing Date, of the following conditions:

(a) Governmental and Regulatory Approvals. All of the Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect and all waiting periods required by law (including under the HSR Act) shall have expired or been terminated, and all other approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the Second Purchase and Assumption shall have been obtained or made and shall be in full force and effect, except to the extent that the failure to obtain such an approval or authorization (other than a Requisite Regulatory Approval) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the GE/Macy’s Assets following the Second Closing Date.

(b) Third Party Consents. The consents and approvals of the Persons set forth in Schedule 7.1 with respect to the Second Closing shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such a consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the GE/Macy’s Assets following the Second Closing Date.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to occur on the Second Closing Date.

(d) Instrument of Assignment and Assumption. The Second Instrument of Assignment and Assumption shall have been duly executed and delivered by the parties thereto.

(e) Financing Statements. Sellers shall have executed and delivered UCC-1 financing statements to be filed in the Offices of the Secretaries of State of any states necessary to perfect the sale of the Gross Receivables purchased pursuant to the Second Purchase and Assumption.

(f) Completion of First Closing. The First Purchase and Assumption shall have been completed either prior to or contemporaneously with the Second Purchase and Assumption.

(g) Termination of GE/Macy’s Program Agreement. The GE/Macy’s Program Agreement shall have terminated and the GE/Macy’s Accounts and related assets and liabilities shall have been reconveyed to the Sellers or their designee (which may be the Purchaser) prior to or contemporaneously with the Second Closing.

SECTION 8.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Second Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Second Closing Date, of the following additional conditions:

(a) Performance of Obligations. The Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement with respect to the GE/Macy’s Assets and the GE/Macy’s Liabilities to the extent required to be performed at or prior to the Second Closing Date.

(b) Representations. The representations of FDS set forth in this Agreement (other than the representations in Sections 5.1(e)(1), (l)(1), (m), (n) and (q), and any other representations of FDS to the extent relating to the FDS Assets and the FDS Liabilities) shall be true and correct as of (i) the date of this Agreement and (ii) the Second Closing Date (except that representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or materiality qualifier set forth in any such representation) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the GE/Macy’s Assets or on the Sellers.

(c) Certificate. The Purchaser shall have received a certificate signed on each Seller’s behalf by an executive officer of each Seller, dated the Second Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

SECTION 8.3. Conditions to Obligations of FDS and FDS Bank. The obligations of the Sellers to effect the Second Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Second Closing Date, of the following additional conditions:

(a) Performance. The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement to the extent required at or prior to the Second Closing Date.

(b) Representations. The representations of the Purchaser set forth in this Agreement (other than the representations in Sections 5.2(e), (k) and (l)) shall be true and correct as of the date of this Agreement and the Second Closing Date (except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or materiality qualifier set forth in any such representation) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the GE/Macy’s Assets or on the Purchaser.

(c) Certificate. The Sellers shall have received a certificate signed on the Purchaser’s behalf by an executive officer of the Purchaser, dated the Second Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE IX

CONDITIONS TO EFFECT THE THIRD PURCHASE AND ASSUMPTION

SECTION 9.1. Conditions to Each Party’s Obligations. The respective obligations of the Sellers and the Purchaser to effect the Third Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Third Closing Date, of the following conditions:

(a) Governmental and Regulatory Approvals. All of the Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect and all waiting periods required by law (including under the HSR Act) shall have expired or been terminated, and all other approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the Third Purchase and Assumption shall have been obtained or made and shall be in full force and effect, except to the extent that the failure to obtain such an approval or authorization (other than a Requisite Regulatory Approval) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the May Assets following the Third Closing Date.

(b) Third Party Consents. The consents and approvals of the Persons set forth in Schedule 7.1 with respect to the Third Closing shall have been obtained and shall be in full force and effect, except to the extent that the failure to obtain such a consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the May Assets following the Third Closing Date.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to occur on the Third Closing Date.

(d) Instrument of Assignment and Assumption. The Third Instrument of Assignment and Assumption shall have been duly executed and delivered by the parties thereto.

(e) Financing Statements. Sellers shall have executed and delivered UCC-1 financing statements to be filed in the Offices of the Secretaries of State of any states necessary to perfect the sale of the Gross Receivables purchased pursuant to the Third Purchase and Assumption.

(f) Completion of First and Second Closing. The First and Second Purchase and Assumption shall have been completed either prior to or contemporaneously with the Third Purchase and Assumption.

(g) Closing of the May Merger. The May Merger shall have been consummated.

SECTION 9.2. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Third Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Third Closing Date, of the following additional conditions:

(a) Performance of Obligations. The Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement with respect to the May Assets and the May Liabilities to the extent required to be performed at or prior to the Third Closing Date.

(b) Representations. Subject to Sections 6.16(b) and (c), FDS shall make the representations set forth in Section 5.1, as of the Third Closing Date, mutatis mutandis as if the May Assets were the FDS Assets or the GE/Macy’s Assets, as applicable, and the May Liabilities were the FDS Liabilities or the GE/Macy’s Liabilities, as applicable (to the extent the categories of FDS Assets, FDS Liabilities, GE/Macy’s Assets and GE/Macy’s Liabilities, on the one hand, and the May Assets and the May Liabilities, on the other hand, are of similar nature); provided that the representation contained in Section 5.1(e)(2) shall be made with respect to the financial information set forth in Schedule 9.2(b); provided, further, that FDS shall not make the representations in Sections 5.1(e)(1), (l)(1), (m), (n) and (q) or any representations with respect to the Prime Stock, the FDS Assets, the FDS Liabilities, the GE/Macy’s Assets or the GE/Macy’s Liabilities; and provided, further, that solely for the purposes of the representations and warranties made pursuant to this Section 9.2(b) and all rights arising therefrom, including any rights to indemnification, the term “Business” shall include the May Business.

(c) Certificate. The Purchaser shall have received a certificate signed on each Seller’s behalf by an executive officer of each Seller, dated the Third Closing Date, to the effect that the conditions set forth in Section 9.2(a) have been satisfied and making the representations specified in Section 9.2(b).

SECTION 9.3. Conditions to Obligations of FDS and FDS Bank. The obligations of the Sellers to effect the Third Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Third Closing Date, of the following additional conditions:

(a) Performance. The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement to the extent required at or prior to the Third Closing Date.

(b) Representations. The representations of the Purchaser set forth in this Agreement (other than the representations in Sections 5.2(e), (k) and (l)) shall be true and correct as of the date of this Agreement and the Third Closing Date (except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), except to the extent that any failure to be so true and correct (after excluding the effect of any Knowledge, Material Adverse Effect or materiality qualifier set forth in any such representation) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the May Assets or on the Purchaser.

(c) Certificate. The Sellers shall have received a certificate signed on the Purchaser’s behalf by an executive officer of the Purchaser, dated the Third Closing Date, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

SECTION 10.1. Termination Prior to the First Closing. This Agreement may be terminated at any time before the First Closing Date:

(a) by the mutual written consent of the parties hereto;

(b) by either the Purchaser or FDS, if any Requisite Regulatory Approval or any other approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in Section 7.1(a), has been denied by the applicable Governmental Authority and such denial has become final and nonappealable;

(c) by either the Purchaser or FDS, if prior to the First Closing, (i) any permanent injunction or action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements becomes final and nonappealable; (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibited; or (iii) consummation of the transactions contemplated by this Agreement or the Ancillary Agreements would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d) by either the Purchaser or FDS if the First Purchase and Assumption is not consummated by March 1, 2006; provided, however, that neither the Purchaser nor FDS may terminate this Agreement pursuant to this Section 10.1(d) if such party’s breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or

(e) by either the Purchaser or FDS, in the event of a breach or default in the performance by the other party of any representation, warranty, covenant or agreement of such other party, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, not to be satisfied at the First Closing Date, and (ii) has not been, or cannot be, cured within thirty (30) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.

SECTION 10.2. Termination Prior to the Second Closing. This Agreement may be terminated following the First Closing Date and prior to the Second Closing Date by either the Purchaser or FDS if the Second Purchase and Assumption is not consummated by December 31, 2006; provided, however, that neither the Purchaser nor FDS may terminate this Agreement pursuant to this Section 10.2 if such party’s breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date.

SECTION 10.3. Termination Prior to the Third Closing. This Agreement may be terminated pursuant to Section 6.16(b) following the First Closing Date and prior to the Third Closing Date.

SECTION 10.4. Effect of Termination.

(a) If this Agreement is terminated, it shall become void and of no further effect and no party hereto (or any of its Affiliates, directors, officers, representatives or agents) shall have any liability or further obligation to any other party to this Agreement, except (i) for payment of the Termination Fee if applicable in accordance with Section 10.4(b), (ii) the representations set forth in Sections 5.1(p) and 5.2(j) and the obligations set forth in Sections 6.3(b)-(d), this Section 10.4 and Article XIII (other than Section 13.10 thereof) shall continue to apply following any such termination and (iii) termination of this Agreement shall not relieve any party of any liability arising out of or resulting from any knowing, willful or intentional breach of this Agreement by such party prior to such termination. Notwithstanding the foregoing, if this Agreement is terminated after the First Closing Date or the Second Closing Date, then this Agreement shall remain in effect but solely as to the matters relating to any Acquired Assets and Stock sold to the Purchaser prior to such termination.

(b) If this Agreement is terminated pursuant to Section 10.1(b) as a result of the Purchaser’s failure to obtain the approval of the Office of the Comptroller of the Currency (the “OCC”) required to be obtained by it or approval of the Board of Governors of the Federal Reserve System where such approval is necessary pursuant to any Requirement of Law or because the OCC or the Board of Governors of the Federal Reserve System shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that prohibits or makes illegal consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, then the Purchaser shall promptly, but in no event later than date of such termination, pay FDS an amount equal to the Termination Fee by wire transfer of immediately available funds. The parties acknowledge that the agreement contained in this Section 10.4(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, FDS and FDS Bank would not enter into this Agreement; accordingly, if the Purchaser fails to pay promptly any amount due pursuant to this Section 10.4(b), and, in order to obtain such payment, FDS or FDS Bank commences a suit which results in a judgment against the Purchaser for the Termination Fee, the Purchaser shall pay to FDS its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the Federal Funds Rate in effect on the date such payment was required to be made notwithstanding the provisions of Section 10.4(b). The parties agree that any remedy or amount payable pursuant to this Section 10.4(b) shall constitute FDS’s sole and exclusive remedy for the Purchaser’s failure to obtain the approvals referred to above from the OCC or the Board of Governors of the Federal Reserve System.

ARTICLE XI

TAX MATTERS

SECTION 11.1. Cooperation. The parties hereto shall furnish or cause to be furnished (and shall cause Prime to furnish) to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets and Stock, the Business and Prime as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Governmental Authority, the response to any inquiry by a Governmental Authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Governmental Authority or any other matter related to Taxes.

SECTION 11.2. Tax Returns. All Tax Returns filed by the Sellers or Prime for periods ending on or before the First Closing Date (or the Second Closing Date in the case of the GE/Macy’s Assets and the Third Closing Date in the case of the May Assets) shall remain the property of the Sellers. The Purchaser shall be given access to Tax Returns as deemed reasonably necessary in the sole discretion of the Sellers.

SECTION 11.3. Conveyance Taxes. All excise, sales, use, transfer, documentary, stamp or similar Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any recording or filing fees with respect thereto shall be borne by the Purchaser. Such Taxes shall not be considered Excluded Liabilities.

SECTION 11.4. Refunds. The Purchaser shall, if the Sellers so request and at the Sellers’ expense (for reasonable out-of-pocket costs and expenses), cooperate with the Sellers to file for and obtain any Tax refund or credit related to the Business or the Acquired Assets and Stock or Prime that relates to any period ending on or before the First Closing Date (in the case of Prime, the FDS Assets or the Business (other than the GE/Macy’s Assets and the May Assets)), the Second Closing Date (in the case of the GE/Macy’s Assets) or the Third Closing Date (in the case of the May Assets). If the Purchaser at any time receives a Tax refund or credit described in the immediately preceding sentence, the Purchaser shall promptly pay over such refund or the amount of such credit to the Sellers; provided, however, that, if a Governmental Authority at any time requires the Purchaser to reimburse such Governmental Authority for the amount of any refund or credit previously paid to the Sellers, the Sellers jointly and severally shall indemnify, hold harmless and reimburse the Purchaser and its Affiliates for the amount of such refund or credit, including all interest, penalties, costs and expenses associated therewith. Any Tax refunds or credits relating to Prime, the FDS Assets, the GE/Macy’s Assets, the May Assets or the Business with respect to a Straddle Period shall be equitably apportioned between the Purchaser, on the one hand, and the Sellers, on the other hand. Notwithstanding the foregoing, the Purchaser shall be entitled to all refunds with respect to any Taxes paid pursuant to Section 11.3.

SECTION 11.5. Tax Filing Obligations. FDS shall include Prime’s taxable income and the income of the Master Trusts through the close of business on the First Closing Date in FDS’s consolidated federal income Tax Returns and in any combined, consolidated or unitary Tax Returns that include Prime, and shall pay or cause Prime to pay any Taxes due with respect thereto. FDS shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns with respect to (i) Prime, the FDS Assets and the Business (other than the GE/Macy’s Assets and the May Assets) for all periods ending on or before the First Closing Date, (ii) the GE/Macy’s Assets for all periods ending on or before the Second Closing Date and (iii) the May Assets for all periods ending on or before the Third Closing Date. With respect to state and local Tax Returns required to be filed after the First Closing Date (in the case of Prime, the FDS Assets or the Business (other than the GE/Macy’s Assets and the May Assets)), the Second Closing Date (in the case of the GE/Macy’s Assets) or the Third Closing Date (in the case of the May Assets), FDS shall, when permitted by applicable Requirements of Law, elect to file a short-period Tax Return for the portion of such period which ends on the First Closing Date, the Second Closing Date or the Third Closing Date as applicable. FDS shall prepare and timely file (or cause to be prepared and timely filed) all such short-period Tax Returns.

SECTION 11.6. Purchase Price Allocations; Section 338(h)(10) Election.

(a) FDS and the Purchaser shall join in timely making an election under Section 338(h)(10) of the Code and any comparable provision of state, local or foreign Tax law with respect to the sale of the Prime Stock (collectively, the “Section 338(h)(10) Election”). FDS and the Purchaser shall cooperate in the completion and timely filing of the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and any comparable provisions of state, local or foreign Tax law. In furtherance of the foregoing, (i) prior to the First Closing Date, FDS and the Purchaser shall agree, based on information then available, on the form and content of Internal Revenue Service (“IRS”) Form 8023 (“Form 8023”), and (ii) on or prior to the First Closing Date, FDS and the Purchaser shall execute two originals of such Form 8023, containing information then available. Such Form 8023 shall be filed in accordance with applicable Requirements of Law.

(b) Following the First Closing Date, the Purchaser and the Sellers shall attempt to agree on the allocation solely for Tax purposes of (i) the FDS Purchase Price between the FDS Assets (the “FDS Allocation Amount”) and the Prime Stock (the “Prime Stock Amount”), and (ii) the FDS Allocation Amount, the FDS Liabilities, to the extent required, and any other relevant amount among the FDS Assets (together, the “First Closing Allocation”). The First Closing Allocation shall comply with the requirements of Sections 338 and 1060 of the Code and shall provide for an allocation of not less than the following amount (the “Minimum FDS Allocation”) to items (1), (4), (5), (6) and (7) of the definition of “FDS Assets” (such assets, collectively, the “FDS Account Assets”):

.06 x [(FDS Purchase Price + FDS Liabilities) - $50,000,000)] + $50,000,000.

If the parties cannot agree on the First Closing Allocation within ninety (90) days after the First Closing Date, the First Closing Allocation shall be determined by the Accountant through the dispute resolution method described in Section 2.3(c); provided, that the Accountant shall not allocate less than the Minimum FDS Allocation to the FDS Account Assets. Notwithstanding anything to the contrary contained herein, the Purchaser and the Sellers shall use the First Closing Allocation, as finally determined pursuant to this Section 11.6(b), for all Tax purposes, including the filing of IRS Forms 8594 and 8883 and all other Tax Returns. If the FDS Purchase Price or the FDS Liabilities are adjusted, the parties shall revise the First Closing Allocation on a basis consistent with this Section 11.6(b) in order to reflect such adjustment.

(c) Following the determination of the Prime Stock Amount pursuant to Section 11.6(b) above, the Purchaser and the Sellers shall attempt to agree on the allocation solely for Tax purposes of the Prime Stock Amount, any other relevant items appropriately treated as purchase price attributable to the Prime Stock and the Liabilities of Prime among the assets of Prime in compliance with the requirements of Sections 338 and 1060 of the Code (the “Prime Allocation”). If the parties cannot agree on the Prime Allocation within forty-five (45) days after the determination of the Prime Stock Amount, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall use its own allocation for all Tax purposes, including the filing of IRS Form 8883 and all other Tax Returns. If the Prime Stock Amount or a Liability of Prime is adjusted, the parties shall revise the Prime Allocation, if any, on a basis consistent with this Section 11.6(c) in order to reflect such adjustment.

(d) Following the Second Closing Date, the Purchaser and the Sellers shall attempt to agree on the allocation solely for Tax purposes of the GE/Macy’s Purchase Price, the GE/Macy’s Liabilities, to the extent required, and any other relevant amount among the GE/Macy’s Assets (the “Second Closing Allocation”). The Second Closing Allocation shall comply with the requirements of Sections 338 and 1060 of the Code and shall provide for an allocation of not less the following amount (the “Minimum GE/Macy’s Allocation”) to items (1), (4), (5), (6) and (7) of the definition of “GE/Macy’s Assets” (such assets, collectively, the “GE/Macy’s Account Assets”):

.06 x [(GE/Macy’s Purchase Price + GE/Macy’s Liabilities) - $20,000,000)] + $20,000,000.

If the parties cannot agree on the Second Closing Allocation within ninety (90) days after the Second Closing Date, the Second Closing Allocation shall be determined by the Accountant through the dispute resolution method described in Section 2.3(c); provided, that the Accountant shall not allocate less than the Minimum GE/Macy’s Allocation to the GE/Macy’s Account Assets. Notwithstanding anything to the contrary contained herein, the Purchasers and the Sellers shall use the Second Closing Allocation, as finally determined pursuant to this Section 11.6(d), for all Tax purposes, including the filing of IRS Form 8594 and all other Tax Returns. If the GE/Macy’s Purchase Price or the GE/Macy’s Liabilities are adjusted, the parties shall revise the Second Closing Allocation on a basis consistent with this Section 11.6(d) in order to reflect such adjustment.

(e) Following the Third Closing Date, the Purchaser and the Sellers shall attempt to agree on the allocation solely for Tax purposes of the May Purchase Price, the May Liabilities, to the extent required, and any other relevant amount among the May Assets (the “Third Closing Allocation”). The Third Closing Allocation shall comply with the requirements of Sections 338 and 1060 of the Code and shall provide for an allocation of not less than the following amount (the “Minimum May Allocation”) to items (1), (4), (5), (6) and (7) of the definition of “May Assets” (such assets, collectively, the “May Account Assets”):

.06 x [(May Purchase Price + May Liabilities) - $30,000,000)] + $30,000,000.

If the parties cannot agree on the Third Closing Allocation within ninety (90) days after the Third Closing Date, the Third Closing Allocation shall be determined by the Accountant through the dispute resolution method described in Section 2.3(c); provided, that the Accountant shall not allocate less than the Minimum May Allocation to the May Account Assets. Notwithstanding anything to the contrary contained herein, the Purchaser and the Sellers shall use the Third Closing Allocation, as finally determined pursuant to this Section 11.6(e), for all Tax purposes, including the filing of IRS Form 8594 and all other Tax Returns. If the May Purchase Price or the May Liabilities are adjusted, the parties shall revise the Third Closing Allocation on a basis consistent with this Section 11.6(e) in order to reflect such adjustment.

(f) The Purchaser, on the one hand, and the Sellers, on the other hand, shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 11.6 and shall consult and keep one another reasonably informed with respect to the status of any discussion, proposal or submission regarding such challenge. Notwithstanding the foregoing, in the event the IRS (or any other Governmental Authority) challenges any allocation made pursuant to this Section 11.6, the applicable party may settle or litigate such challenge without the consent of the other parties.

SECTION 11.7. Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable, shall be:

(a) in the case of income Taxes, sales Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books deemed to equal the amount which would be payable if the taxable period ended on the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable; and

(b) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable, and the denominator of which is the number of calendar days in the entire Straddle Period.

SECTION 11.8. Tax Contests. (a) The Sellers shall control the conduct of any audit or other administrative or judicial proceeding with respect to Taxes relating to Prime, the FDS Assets, the GE/Macy’s Assets, the May Assets or the Business (a “Tax Contest”) solely to the extent of any issues for which the Sellers have an indemnification obligation under this Agreement (other than with respect to a Straddle Period or a Tax Contest involving a consolidated, combined, affiliated or unitary Tax Return which includes the Purchaser or any Affiliate thereof (including Prime), which Tax Contest shall be conducted as provided in clauses (b)-(c) below), and the Purchaser shall control the conduct of all other Tax Contests with respect to any Tax Liability relating to Prime, the FDS Assets, the GE/Macy’s Assets, the May Assets or the Business; (b) in the case of any Tax Contest with respect to a Straddle Period, the controlling party shall be whichever of the Purchaser, on the one hand, or the Sellers, on the other hand, would bear the greater Tax Liability with respect to such Tax Contest if the Governmental Authority was successful in such proceeding; provided, however, that neither party shall settle such Tax Contest without the prior written consent of the other party, which consent shall not be unreasonably withheld and (c) neither any Seller nor any Affiliate thereof shall be entitled to (i) review any consolidated, combined, affiliated or unitary Tax Return which includes the Purchaser or any Affiliate thereof (including Prime), or (ii) participate in any Tax Contest with respect to any consolidated, combined, affiliated or unitary Tax Return which includes the Purchaser or any Affiliate thereof (including Prime).

SECTION 11.9. Payments. Payment by an indemnifying party of any amount with respect to Taxes under this Agreement shall be made within fifteen (15) days following written notice by the indemnified party that payment of such amounts to the appropriate Governmental Authority is due. In the case of a Tax that is contested in accordance with the provisions of this Article XI, payment of the Tax to the appropriate Governmental Authority shall be considered to be due no earlier than the date a final determination to such effect is made by the appropriate Governmental Authority.

SECTION 11.10. Survival of Tax Indemnities. The obligations of the parties with respect to indemnification for Taxes under this Agreement, and the representations and warranties set forth in Section 5.1(o), shall remain in full force and effect until sixty (60) days after the expiration of all applicable statutes of limitations (including extensions) for the assessment or collection of Taxes for which indemnification may be claimed under this Agreement.

SECTION 11.11. FIRPTA Certificates. On or prior to each of the First Closing Date, the Second Closing Date and the Third Closing Date, the Purchaser shall have received from each of the Sellers a certificate in compliance with Treasury Regulation Section 1.1445-2(b), certifying that such Seller is not a “foreign person” under Section 1445 of the Code.

SECTION 11.12. Tax Sharing Agreements. Notwithstanding anything to the contrary contained herein, all Liabilities and obligations between the Sellers and any of their Affiliates (other than Prime), on the one hand, and Prime, on the other hand, under any Tax allocation, Tax sharing, Tax reimbursement or other similar agreement or arrangement in effect prior to the First Closing Date shall cease and terminate as of the First Closing Date and shall no longer be enforceable.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

SECTION 12.1 Survival.

(a) The representations or warranties of the parties in this Agreement shall survive the First Closing until the eighteen (18) month anniversary of the First Closing Date; provided that (i) the representations and warranties made pursuant to Sections 5.1(a), (b), (g), (l)(1), (l)(2) and (p) and Sections 5.2(a), (b) and (j) shall survive indefinitely and (ii) the representations and warranties in Section 5.1(o) shall survive as provided in Article XI. In addition, the representations or warranties of FDS in Sections 5.1(c), (d), (e)(2), (f), (h), (j), (k), (l)(3)-(10), (r) and (s) in each case with respect to the GE/Macy’s Assets and GE/Macy’s Liabilities, and the representations of the Purchaser in Section 5.2, except pursuant to Section 5.2(e), shall survive the Second Closing until the eighteen (18) month anniversary of the Second Closing Date.

(b) The representations or warranties of FDS made pursuant to Section 9.2(b) and the representations of the Purchaser made pursuant to Section 5.2 (except in respect of the representation set forth in Section 5.2(e)) shall survive the Third Closing until the eighteen (18) month anniversary of the Third Closing Date; provided that (i) the representations and warranties made on the same basis as Sections 5.1(a), (b), (g), (l)(2) and (p) and the representations and warranties made pursuant to Sections 5.2(a), (b) and (j) shall survive indefinitely and (ii) the representations and warranties made on the same basis as Section 5.1(o) shall survive as provided in Article XI.

(c) No claim for indemnification pursuant to this Article XII for breach of any representation or warranty may be brought after the date on which such representation or warranty no longer survives; provided, that if a written notice of a claim for indemnification is given to the indemnifying party in accordance with Section 12.4(a) prior to the termination of the applicable survival period, the indemnifying party’s obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved.

SECTION 12.2. Indemnification by the Sellers. Subject to the provisions of this Article XII, after the First Closing Date, FDS shall indemnify the Purchaser and its Affiliates against, and agree to hold each of them harmless from, any and all damage, loss, liability, cost, claim, interest, award, judgment, penalty or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Losses”) incurred or suffered by the Purchaser or any of its Affiliates because of (1) any breach of a representation or warranty of the Sellers contained in Section 5.1 or made pursuant to Section 9.2(b) (and, with respect to representations and warranties made pursuant to Section 9.2(b), the references to Section 5.1 throughout this Section 12.2 shall be deemed to refer to the corresponding representations and warranties made pursuant to Section 9.2(b)) determined without regard to any Knowledge, Material Adverse Effect or materiality qualifier therein (except in the case of the representations set forth in Sections 5.1(e)(1) and (f)), (2) any breach of an agreement or covenant made by the Sellers in this Agreement, (3) any Excluded Liability, (4) any Excluded Asset, (5) any Prime Excluded Taxes, (6) the failure by the Sellers to comply with any applicable bulk sales laws (notwithstanding the waiver contained in Section 6.13) or (7) any Action brought by a Cardholder against (x) any Seller with respect to one or more FDS Accounts that is pending as of the First Closing Date, (y) any Seller or GE Bank with respect to one or more GE/Macy’s Accounts that is pending as of the Second Closing Date, and (z) any Seller, May Co. or May Bank with respect to one or more May Accounts that is pending as of the Third Closing Date. Notwithstanding the foregoing, the Purchaser and its Affiliates shall not be entitled to indemnification pursuant to clause (1) of this Section 12.2 (other than for breaches of Sections 5.1(a), (b), (g), (l)(1) and (l)(2), which shall not be subject to the following limitations): (a) in respect of any individual set of claims, facts or occurrences or any series of related claims, facts or occurrences (each a “De Minimis Claim”), if the aggregate Losses in respect of such De Minimis Claim is less than twenty-five thousand dollars ($25,000); provided, however, in the event that the aggregate Losses in respect of all such De Minimis Claims exceed five million dollars ($5,000,000), thereafter indemnification claims pursuant to clause (1) of this Section 12.2 shall be subject to indemnification without regard to the limitations set forth in this clause (a); (b) for any Losses until the aggregate amount of all Losses incurred or suffered by the Purchaser or any of its Affiliates (excluding Losses related to De Minimis Claims) exceeds twenty-five million dollars ($25,000,000), in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of Losses in excess of such threshold; and (c) for Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates in excess of four-hundred million dollars ($400,000,000).

SECTION 12.3. Indemnification by the Purchaser. The Purchaser agrees to indemnify each Seller and each of their respective Affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by a Seller or any such Affiliate because of (1) any breach of a representation or warranty of the Purchaser contained in Section 5.2 determined without regard to any Knowledge, Material Adverse Effect or materiality qualifier therein (except in the case of the representation set forth in Sections 5.2(e)), (2) any breach of an agreement or covenant made by the Purchaser in this Agreement, (3) any Assumed Liability, (4) any Liability for Taxes of Prime other than Prime Excluded Taxes or Taxes that constitute Excluded Liabilities or (5) the operation of the Business from and after the First Closing (and with respect to the GE/Macy’s Assets and the GE/Macy’s Liabilities from and after the Second Closing and with respect to the May Assets and the May Liabilities from and after the Third Closing). Notwithstanding the foregoing, the Sellers and their Affiliates shall not be entitled to indemnity pursuant to clause (1) of this Section 12.3 (other than for breaches of Sections 5.2(a) and (b), which shall not be subject to the following limitations): (a) in respect of any De Minimis Claims; provided, however, in the event that the aggregate Losses in respect of all such De Minimis Claims exceed $5,000,000, thereafter indemnification claims pursuant to clause (1) of this Section 12.3 shall be subject to indemnification without regard to the limitations set forth in this clause (a); (b) for any Losses until the aggregate amount of all Losses incurred or suffered by the Sellers or any of their Affiliates (excluding Losses related to De Minimis Claims) exceeds twenty-five million dollars ($25,000,000), in which case the Sellers and their Affiliates shall be entitled to indemnification for the full amount of Losses in excess of such threshold; and (c) for Losses, in the aggregate, incurred or suffered by the Sellers or their Affiliates in excess of four-hundred million dollars ($400,000,000).

SECTION 12.4. Notice, Settlements and Other Matters.

(a) A party seeking indemnification pursuant to Section 12.2 or Section 11.4 (an “Indemnified Party”) must give prompt written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder specifying in reasonable detail the individual items of the Losses in respect of which indemnification is sought including the amount, the date each such item was paid, incurred or properly accrued, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the limitations set forth in Section 12.2, if the Sellers are the Indemnifying Party, or Section 12.3, if the Purchaser is the Indemnifying Party) and with its own counsel. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above, the Indemnifying Party (i) advises the Indemnified Party in writing that it shall not elect to defend, settle or otherwise compromise or pay such action or claim or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party’s reasonable costs arising out of the defense, settlement, compromise or payment thereof shall be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Sections 12.2 and 12.3, as applicable). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim. If the Indemnifying Party elects to defend any such action or claim, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party’s sole cost and expense.

(b) The Indemnified Party shall have the right to reject any settlement proposed by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any liability resulting from that claim or is required to pay any costs, expenses or damages to any person as a result of the claim that are not covered by the indemnity provided herein. The Indemnified Party shall not have the right to settle any third party claim without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such claim in good faith and has assumed the defense of such claim from the Indemnified Party or if the period for determining whether or not to assume the defense of such claim from the Indemnified Party has not expired.

(c) In calculating the amount of any Losses of an Indemnified Party under this Article XII, there shall be subtracted the amount of any (1) Tax benefits actually realized by the Indemnified Party with respect to such Losses, (2) insurance proceeds and third-party payments actually received by the Indemnified Party with respect to such Losses and (3) any merchant charge-backs or other set-offs that would be permissible under the operating rules and regulations of the applicable Card Association in effect at that time (whether or not such charge-back or other set-off was actually made), and there shall be added the amount of any related Tax costs or other expenses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the realization or receipt of any proceeds, benefits, payments, charge-backs or set-offs contemplated by clauses (1), (2) or (3) above, the Indemnified Party shall remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses (net of any related Tax costs or other expenses to the extent such amounts were not previously taken into account). Upon the payment of any claim hereunder, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.

(d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article XII, and subject to the procedures for indemnification claims set forth in this Article XII, the Indemnified Party shall act in good faith, shall use commercially reasonable efforts to mitigate any Losses (including by seeking to fully realize or receive any proceeds, benefits, payments, charge-backs or set-offs contemplated by clauses (1), (2) and (3) of Section 12.4(c)), shall use similar discretion in the use of personnel and the incurring of expenses as the Indemnified Party would use if it were engaged and acting entirely at its own cost and for its own account, and shall consult regularly with the Indemnifying Party with respect to all its matters of interest to the Indemnifying Party under this Article XII.

(e) All indemnity payments shall be treated as additional adjustments to the amount of the total consideration paid for the Acquired Assets and Stock and the Business for all Tax purposes.

(f) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect damages, including consequential, incidental, exemplary or special damages, or punitive damages (except to the extent necessary to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages).

(g) After the First Closing Date, Article XI and this Article XII shall constitute the Sellers’ and the Purchaser’s exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement; provided, however, that this provision shall not impair the ability of either party to obtain specific performance or other equitable relief. Notwithstanding the foregoing, the indemnification obligations and other obligations set forth in Article XI of this Agreement, and any claims arising out of the matters addressed in Article XI of this Agreement, shall, to the extent addressed therein, be governed solely by such Article XI and not by this Article XII.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Notices. All notices and other communications by the Purchaser or the Sellers hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person, when received via facsimile or overnight courier, or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

if to the Purchaser to:

Citibank, N.A.

701 E. 60th North

Sioux Falls, South Dakota 57104

Attention: David Zimbeck

Facsimile: (605) 330-6745

with a copy to:

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Attention: Andrew Felner

Facsimile: (212) 793-6072

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention: Creighton O’M Condon

Facsimile: (212) 848-7179

if to the Sellers to:

c/o Federated Department Stores, Inc.

7 West Seventh Street

Cincinnati, Ohio 45202

Attention: Vice Chair – Finance

Facsimile: (513) 579-7462

with a copy to:

c/o Federated Department Stores, Inc.

7 West Seventh Street

Cincinnati, Ohio 45202

Attention: General Counsel

Facsimile: (513)-579-7354

and

FDS Bank

9111 Duke Boulevard

Mason, Ohio 45040

Attention: President

Facsimile: (513) 573-2720

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Lee Meyerson, Esq.

                 Maripat Alpuche, Esq.

Facsimile: (212) 455-2502

Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Sellers may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon receipt.

SECTION 13.2. Expenses and Certain Post-Closing Matters.

(a) Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with the HSR Act and the organization and qualification of CEBA Bank in accordance with this Agreement shall be paid by the Purchaser.

(b) Any fees and assessments and similar charges payable to a Card Association with respect to the FDS Accounts shall be prorated between the parties for the Sellers’ account prior to the First Closing Date and for the Purchaser’s account from and after the First Closing Date. Any fees and assessments and similar charges payable to a Card Association with respect to the GE/Macy’s Accounts shall be prorated between the parties for the Sellers’ account prior to the Second Closing Date and for the Purchaser’s account from and after the Second Closing Date. Any fees and assessments and similar charges payable to a Card Association with respect to the May Accounts shall be prorated between the parties for the Sellers’ account prior to the Third Closing Date and for the Purchaser’s account from and after the Third Closing Date. Except as described above, all fees and assessments and similar charges payable by FDS Bank or its Affiliates to a Card Association arising out of or relating to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, shall be for the account of the Sellers. To the extent possible, such prorations shall be made as soon as possible thereafter in accordance with the adjustment procedures set forth in Section 2.3, Section 3.3 and Section 4.3.

(c) Collection efforts and related expenses on the FDS Accounts made or incurred by the Sellers prior to the First Closing Date shall be the responsibility of the Sellers, and all monies paid or otherwise collected thereon prior to the First Closing Date (and all monies paid or otherwise collected on charged-off accounts prior to the First Closing Date) shall be retained by the Sellers subject to their contractual obligations under the Securitization Documents. As between the Sellers and the Purchaser, collection efforts and related expenses on the GE/Macy’s Accounts made or incurred prior to the Second Closing Date shall be the responsibility of the Sellers, and all monies paid or otherwise collected thereon prior to the Second Closing Date (and all monies paid or otherwise collected on charged-off accounts prior to the Second Closing Date) shall be retained by the Sellers subject to their contractual obligations under the Securitization Documents and the GE/Macy’s Program Agreement. As between the Sellers and the Purchaser, collection efforts and related expenses on the May Accounts made or incurred prior to the Third Closing Date shall be the responsibility of the Sellers, and all monies paid or otherwise collected thereon prior to the Third Closing Date (and all monies paid or otherwise collected on charged-off accounts prior to the Third Closing Date) shall be retained by the Sellers subject to their contractual obligations under the Securitization Documents.

(d) The Purchaser shall be responsible for all fees of the rating agencies in connection with confirming ratings and providing approvals for the contemplated assumptions and any proposed amendments of the Prime Securitization Documents by the Purchaser.

(e) The Purchaser shall pay to the Sellers, as soon as practicable following receipt thereof, any payments or other proceeds that constitute Excluded Assets and are received after the First Closing by the Purchaser or any of its Affiliates, including Interchange Fees received by the Purchaser in respect of transactions under FDS Accounts occurring prior to the First Cut-Off Time, any Interchange Fees received by the Purchaser in respect of transactions under GE/Macy’s Accounts occurring prior to the Second Cut-Off Time and any Interchange Fees received by the Purchaser in respect of transactions under May Accounts occurring prior to the Third Cut-Off Time. The Sellers shall pay to the Purchaser, as soon practicable following receipt thereof, any payments or other proceeds that constitute Acquired Assets and Stock and are received after the First Closing (or the Second Closing with respect to the GE/Macy’s Assets or the Third Closing with respect to the May Accounts) by the Sellers or any of their Affiliates (other than pursuant to this Agreement), including Interchange Fees received by the Sellers in respect of transactions under FDS Accounts occurring on or after the First Cut-Off Time, any Interchange Fees received by the Sellers in respect of transactions under GE/Macy’s Accounts occurring on or after the Second Cut-Off Time and any Interchange Fees received by the Sellers in respect of transactions under May Accounts occurring on or after the Third Cut-Off Time.

SECTION 13.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by any party to any person without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void; provided that FDS Bank may, without such consent, assign its right and obligation to purchase the CEBA Equity Interests pursuant to Section 2.4(d) to FDS or any other Subsidiary of FDS upon written notice to the Purchaser.

SECTION 13.4. Entire Agreement; Amendment; Waiver. This Agreement and the Ancillary Agreements, including the annexes and schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

SECTION 13.5. Counterparts. This Agreement may be executed in two or more counterparts any of which may be delivered by facsimile transmission and all of which shall together constitute one and the same instrument.

SECTION 13.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 13.7. Waiver of Jury Trial and Venue.

(a) Each party hereto hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(b) Each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each party hereto hereby irrevocably waives any objection which such party may now or hereafter have to the laying of improper venue or forum non conveniens. Each party hereto agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against any party hereto if given as provided herein.

SECTION 13.8. Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

SECTION 13.9. No Petition. The Purchaser covenants and agrees that it shall not, prior to the date that is one year and one day after the final payment of any series of investor certificates or any other series issued by the Master Trusts, acquiesce, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Prime, Prime II or Master Trusts under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Prime, Prime II or the Master Trusts or any substantial part of its property or ordering the winding up or liquidation of the affairs of Prime, Prime II or the Master Trusts.

SECTION 13.10. Public Announcement. Except for any notice which is required by law or regulation, each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees that it shall not issue a press release, make any other public statement or make any statement to the Employees with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees, if possible, to notify and consult with the other at least twenty-four (24) hours in advance of filing any notice required by law or regulation.

SECTION 13.11. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall confer on any person, other than the parties hereto and Prime or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities; provided that the provisions of Article XII shall inure to the benefit of the Indemnified Parties.

SECTION 13.12. Schedules. The Schedules to this Agreement set forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided that the mere inclusion of an item in a Schedule as an exception to a representation shall not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably expected to result in a Material Adverse Effect with respect to the disclosing party or the Business.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

CITIBANK, N.A.

By	/s/ Ray Quinlan
Name: Ray Quinlan
Title: Executive Vice President

FEDERATED DEPARTMENT STORES, INC.

By	/s/ Ronald W. Tysoe
Name: Ronald W. Tysoe
Title: Vice Chair

FDS BANK

By	/s/ Teresa Huxel
Name: Teresa Huxel
Title: President and Chief Financial Officer

PRIME II RECEIVABLES CORPORATION

By	/s/ Susan P. Storer
Name: Susan P. Storer
Title: President

Schedule 1.1(a)

Assigned Contracts

•	Visa-Branded Federated Department Stores Co-Branded Card Program Agreement dated October 22, 2002 between FDS Bank (“FDSB”) and Visa U.S.A. Inc. (“Visa”)

•	Visa Partnership Program Member Commitment Document dated 12/17/99 signed by FDS National Bank, predecessor in interest to FDSB.

•	Visa Incentive Network Issuer Participation Agreement between FDSB and Visa effective as of May 2, 2005.

•	Debt Cancellation Joint Marketing and Administrative Services Agreement between AON Enterprise Insurance Services, Inc., FACS Group, Inc. (“FACS”), and FDSB dated _______, 2001, as amended.

•	Assurant contracts:

o	FACS Program Agreement effective March 1, 1997 between FACS and American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Bankers American Life Assurance Company (collectively, “ABIG”), as amended. [run off]

o	Letter dated November 27, 2001 from FACS to American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida.

o	Letter dated February 25, 2002 from FACS to American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida.

o	FACS and ABI Alliance Agreement effective February 1, 1998 between FACS and ABIG.

o	FACS and ABI Accidental Death Program Agreement effective March 1, 1998 between FACS and ABIG. [run off]

o	Insurance Service Agreement effective July 1, 2002 among Fortis Benefits Insurance, FACS, iTrust Insurance Agency, Inc. (“iTrust”), and FACS Insurance Agency, Inc. (“FACS Insurance Agency”).

o	Letter dated March 23, 2005 from FACS to Assurant Group.

o	Subscription Agreement to National Bank of Commerce, Trustee, from Federated Department Stores, Inc., executed by Federated Department Stores, Inc. on May 26, 1998, by National Bank of Commerce, Trustee on June 16, 1998, and by American Bankers Life Assurance Company of Florida and American Bankers Insurance Company of Florida.

o	FACS and RMI Membership Program Agreement, effective May 1, 1998, between Roadgard Motor Club, Inc. and FACS. [run off]

o	FACS and Womensense Service Expense Reimbursement Agreement, effective September 1, 1998, between Consumer Assist Network Association, Inc., d/b/a/ WomenSense and FACS. [run off]

•	Marketing Agreement dated as of February ______, 2002 between FACS and FDSB and Trilegiant Corporation, as amended.

•	Revenue Enhancements Products Agreement between FACS, iTrust, and National Union Fire Insurance Company of Pittsburgh, PA dated as of October 1, 2002.

•	Joint Marketing Agreement dated June __, 2001 between FACS and FDSB and Progeny Marketing Innovations LLC (f/k/a FISI*Madison L.L.C.), as amended.

•	Consumer Credit Information and Credit Card Fraud Alert Registry Service Agreement between CreditComm Service LLC and FACS dated April 5, 1999. [run off]

•	Joint Marketing Agreement between FACS and Health Benefit Service Incorporated dated September 1, 2002. [run off]

•	Joint Marketing Agreement between FACS, FDSB, iTrust, and Aegon Direct Marketing Services, Inc. dated January 1, 2002. [run off]

•

Agreement between National Home Life Assurance Company, National Home Life Assurance Company of New York, National Liberty Marketing, Inc. and The Bon (A Division of Allied Stores Corp.) dated October 1, 1984. [run off]

•

Agreement between National Home Life Assurance Company, National Home Life Assurance Company of New York, National Liberty Marketing, Inc. and Maas Brothers (A Unit of Allied Stores Corp.) dated August 1, 1985. [run off]

•	Promotion and Marketing Agreement between Signature Agency, Inc. and FACS dated December 11, 2001. [run off]

•	Agreement between Financial and Credit Services Group (sic) and Montgomery Ward Enterprises, Inc. and The Signature Life Insurance Company of America [run off]

•	Mailing Agreement between The FACS Group (Rich’s Department Stores) (sic) and Credit Card Sentinel (CCS) dated August 3, 1990. [run off]

2

•	Agreement between FACS, iTrust and Union Fidelity Life Insurance Company dated March 1, 2002. [run off]

•	Service Agreement between Beneficial Standard Life Insurance Company (“Beneficial”) and Jordan Marsh Company effective September 1, 1970 and dated April 2, 1970, as amended. [run off]

•	Insurance Service Agreement between Beneficial and Shillito Rikes (a division of Federated Department Stores, Inc.) effective August 30, 1985, as assigned to Lazarus Agency Group, Inc. [run off]

•	Service Agreement between Allied Stores Corporation and Beneficial effective October 1, 1977. [run off]

•	Marketing Agreement between American Leisure Industries, Inc. and Goldsmiths Department Store (sic) dated October 6, 1987 as amended. [run off]

•	Service Agreement between Rich’s, a division of Federated Department Stores, Inc., Bankers Security Life Insurance Society and Coverdell & Company, Inc. dated May 1, 1986. [run off]

•	Agreement between Rich’s, a division of Federated Department Stores, Inc., and Coverdell & Company, Inc. dated October 15, 1987. [run off]

•	Insurance Marketing and Administrative Agreement between Federated/Allied Credit Services (sic) and Coverdell & Company, Inc. dated October 10, 1990. [run off]

•	Agreement between FACS and Coverdell & Company, Inc. dated June 20, 1994 regarding service fee adjustment on previously offered services. [run off]

•	20 1-page Agreements between General Vitamin Corporation and various divisions of Federated Department Stores dated 1997-1999. [run off]

•	Insurance Producer Agreement between FACS, iTrust, FACS Insurance Agency, Balboa Insurance Company, and Meritplan Insurance Company

3

Schedule 1.1(b)(1)

Form of First Closing Statement

FDS Purchase Price

1. Gross Receivables in respect of the FDS Accounts ($_______)

Plus

2. [redacted]

Plus

3. [redacted]

Plus

4. [redacted]

Minus

5. [redacted]

Equals

6. [redacted]

Plus

7. [redacted]

4

Schedule 1.1(b)(2)

Form of Second Closing Statement

GE/Macy’s Purchase Price

1. Gross Receivables in respect of the GE/Macy’s Accounts ($_______)

Plus

2. [redacted]

Plus

3. [redacted]

Equals

4. [redacted]

Plus

5. [redacted]

5

Schedule 1.1(b)(3)

Form of Third Closing Statement

May Purchase Price

1. Gross Receivables in respect of the May Accounts ($_______)

Plus

2. [redacted]

Plus

3. [redacted]

Equals

4. [redacted]

Plus

5. [redacted]

6

Schedule 1.1(c)(1)

Seller’s Knowledge

Ron Tysoe

Amy Hanson

Teresa Huxel

Padma Cariappa

Michael Gatio

Thomas Cole

7

Schedule 1.1(c)(2)

Purchaser’s Knowledge

Michael Heyrich

Edward Turan

Julie Nelson

Jane Sherburne

William E. Johnson

Schedule 1.1(d)

Form of Master File

See attached Data Dictionary

2

Schedule 1.1(e)

Prime Securitization Bank Accounts

PRIME BANK ACCOUNTS

Bank of America	[redacted]
PNC Bank	[redacted]
Fifth Third Bank	[redacted]
First Hawaiian Bank	[redacted]
USBank	[redacted]

JPMorgan Chase Bank	redacted

PNC Bank	*[redacted]

*	this account will be closed prior to the First Closing unless Citibank would like to keep this account

Schedule 1.1(f)

Prime Securitization Documents

•

Amended and Restated Pooling and Servicing Agreement, dated as of December 15, 1992 (the “Pooling and Servicing Agreement”), among the Company, Prime Receivables Corporation (“Prime”) and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), successor to Chemical Bank, as Trustee

o	First Amendment, dated as of December 1, 1993, to the Pooling and Servicing Agreement

o	Second Amendment, dated as of February 28, 1994, to the Pooling and Servicing Agreement

o	Third Amendment, dated as of May 31, 1994, to the Pooling and Servicing Agreement

o	Fourth Amendment, dated as of January 18, 1995, to the Pooling and Servicing Agreement

o	Fifth Amendment, dated as of April 30, 1995, to the Pooling and Servicing Agreement

o	Sixth Amendment, dated as of July 27, 1995, to the Pooling and Servicing Agreement

o	Seventh Amendment, dated as of May 14, 1996, to the Pooling and Servicing Agreement

o	Eighth Amendment, dated as of March 3, 1997, to the Pooling and Servicing Agreement

o	Ninth Amendment, dated as of August 28, 1997, to the Pooling and Servicing Agreement

o	Tenth Amendment, dated as of August 3, 1998, to the Pooling and Servicing Agreement

o	Eleventh Amendment, dated as of March 23, 2000, to the Pooling and Servicing Agreement

o	Twelfth Amendment, dated as of November 20, 2001, to the Pooling and Servicing Agreement

o	Thirteenth Amendment, dated as of April 9, 2003, to the Pooling and Servicing Agreement

•	Assumption Agreement under the Pooling and Servicing Agreement, dated as of September 15, 1993

•	Series 1992-3 Supplement, dated as of January 5, 1993, to the Pooling and Servicing Agreement [to be terminated prior to First Closing Date]

•	Series 2000-1 Supplement, dated as of December 7, 2000, to Amended and Restated Pooling and Servicing Agreement dated as of December 15, 1992

2

•

Receivables Purchase Agreement, dated as of December 15, 1992 (the “Receivables Purchase Agreement”), among Abraham & Straus, Inc., Bloomingdale’s, Inc., Burdines, Inc., Jordan Marsh Stores Corporation, Lazarus, Inc., Rich’s Department Stores, Inc., Stern’s Department Stores, Inc., The Bon, Inc. and Prime

o	First Amendment, dated as of June 23, 1993, to the Receivables Purchase Agreement

o	Second Amendment, dated as of December 1, 1993, to the Receivables Purchase Agreement

o	Third Amendment, dated as of February 28, 1994, to the Receivables Purchase Agreement

o	Fourth Amendment, dated as of May 31, 1994, to the Receivables Purchase Agreement

o	Fifth Amendment, dated as of April 30, 1995, to the Receivables Purchase Agreement

o	Sixth Amendment, dated as of August 26, 1995, to the Receivables Purchase Agreement

o	Seventh Amendment, dated as of August 26, 1995, to the Receivables Purchase Agreement

o	Eighth Amendment, dated as of May 14, 1996, to the Receivables Purchase Agreement

o	Ninth Amendment, dated as of March 3, 1997, to the Receivables Purchase Agreement

o	Tenth Amendment, dated as of March 23, 2000, to the Receivables Purchase Agreement

o	Eleventh Amendment, dated as of November 20, 2001, to Receivables Purchase Agreement

o	Twelfth Amendment, dated as of April 9, 2003, to Receivables Purchase Agreement

o	First Supplement, dated as of September 15, 1993, to the Receivables Purchase Agreement

o	Second Supplement, dated as of May 31, 1994, to the Receivables Purchase Agreement

o	Third Supplement, dated as of August 26, 1995, to the Receivables Purchase Agreement

o	Fourth Supplement, dated as of May 14, 1996, to the Receivables Purchase Agreement

•

Depository Agreement, dated as of December 31, 1992, among Deerfield Funding Corporation, now known as Seven Hills Funding Corporation (“Seven Hills”), the Company, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Depository [to be terminated prior to First Closing Date]

•

Liquidity Agreement, dated as of December 31, 1992, among Seven Hills, the Company, the financial institutions named therein, and Credit Suisse, New York Branch, as Liquidity Agent [to be terminated prior to First Closing Date]

3

•

Pledge and Security Agreement, dated as of December 31, 1992, among Seven Hills, the Company, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Depository and Collateral Agent, and the Liquidity Agent [to be terminated prior to First Closing Date]

•

First Omnibus Amendment, dated as of December 19, 2003, among Seven Hills, the Company, FDS Bank, Credit Suisse First Boston, New York Branch, JPMorgan Chase Bank and the banks listed therein [to be terminated prior to First Closing Date]

•	Commercial Paper Dealer Agreement, dated as of December 31, 1992, among Seven Hills, the Company, and Goldman Sachs Money Markets, L.P. [to be terminated prior to First Closing Date]

•

Commercial Paper Dealer Agreement, dated as of November 2, 2001, between Seven Hills, the Company and J.P. Morgan Securities Inc. (formerly known as Banc One Capital Markets, Inc.) [to be terminated prior to First Closing Date]

•	Commercial Paper Dealer Agreement, dated as of November 15, 2001, between Seven Hills, the Company and Credit Suisse First Boston [to be terminated prior to First Closing Date]

4

Schedule 1.1(g)

Prime II Securitization Documents

•	Receivables Purchase Agreement, dated as of January 22, 1997, among FDS Bank (successor in interest to FDS National Bank) and Prime II Receivables Corporation (“Prime II”)

•

Class A Certificate Purchase Agreement, dated as of January 22, 1997, among Prime II, FDS Bank (successor in interest to FDS National Bank), The Class A Purchasers Parties thereto and Credit Suisse First Boston, New York Branch, as Agent

•

Class B Certificate Purchase Agreement, dated as of January 22, 1997, among Prime II, FDS Bank (successor in interest to FDS National Bank), The Class B Purchasers Parties thereto and Credit Suisse First Boston, New York Branch, as Agent

•

Class A Certificate Purchase Agreement, dated as of July 6, 1999, by and among Prime II, as Transferor, FDS Bank (successor in interest to FDS National Bank), as Servicer, The Class A Purchasers, and PNC Bank, National Association, as Agent and Administrative Agent (the “1999 Class A Certificate Purchase Agreement”)

o	First Amendment to the 1999 Class A Certificate Purchase Agreement, dated as of August 3, 1999

o	Second Amendment to the 1999 Class A Certificate Purchase Agreement, dated as of October 10, 2000

o	Third Amendment to the 1999 Class A Certificate Purchase Agreement, dated as of July 30, 2002

o	Fourth Amendment to the 1999 Class A Certificate Purchase Agreement, dated May 25, 2004

o	Fifth Amendment to the 1999 Class A Certificate Purchase Agreement, dated November 29, 2004

•

Class B Certificate Purchase Agreement, dated as of July 6, 1999, by and among Prime II, as Transferor, FDS Bank (successor in interest to FDS National Bank), as Servicer, The Class B Purchasers, and PNC Bank, National Association, as Agent and Administrative Agent (the “1999 Class B Certificate Purchase Agreement”)

o	First Amendment to the 1999 Class B Certificate Purchase Agreement, dated as of August 3, 1999

o	Second Amendment to the 1999 Class B Certificate Purchase Agreement, dated as of October 10, 2000

o	Third Amendment to the 1999 Class B Certificate Purchase Agreement, dated as of July 30, 2002

o	Fourth Amendment to the 1999 Class B Certificate Purchase Agreement, dated May 25, 2004

o	Fifth Amendment to the 1999 Class B Certificate Purchase Agreement, dated November 29, 2004

•

Class A Certificate Purchase Agreement, dated as of November 6, 2002, by and among Prime II, as Transferor, FDS Bank, as Servicer, The Class A Purchasers, and Bank One, NA (Main Office Chicago), as Agent and Administrative Agent (“the 2002 Class A Certificate Purchase Agreement”)

o	First Amendment to the 2002 Class A Certificate Purchase Agreement, dated November 4, 2004

•

Class B Certificate Purchase Agreement, dated as of November 6, 2002, by and among Prime II, as Transferor, FDS Bank, as Servicer, The Class B Purchasers, and Bank One, NA (Main Office Chicago), as Agent and Administrative Agent (the “2002 Class B Certificate Purchase Agreement”)

o	First Amendment to the 2002 Class B Certificate Purchase Agreement, dated November 4, 2004

•

Pooling and Servicing Agreement, dated as of January 22, 1997, (the “Prime II Pooling and Servicing Agreement”) among Prime II, FDS Bank (successor in interest to FDS National Bank) and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee

o	First Amendment to Prime II Pooling and Servicing Agreement, dated as of July 5, 2002, by and among Prime II, as Transferor, FDS Bank, as Servicer, and JPMorgan Chase Bank, as Trustee

•	Series 1997-1 Variable Funding Supplement, dated as of January 22, 1997, to the Prime II Pooling and Servicing Agreement

o	First Amendment to Series 1997-1 Variable Funding Supplement, dated as of June 19, 2000, to the Prime II Pooling and Servicing Agreement

o	Second Amendment to Series 1997-1 Variable Funding Supplement, dated as of July 5, 2002, to the Prime II Pooling and Servicing Agreement

•	Series 1999-1 Variable Funding Supplement, dated as of July 6, 1999, to the Prime II Pooling and Servicing Agreement

o	First Amendment to Series 1999-1 Variable Funding Supplement, dated as of August 1, 2000, to the Prime II Pooling and Servicing Agreement

o	Second Amendment to Series 1999-1 Variable Funding Supplement, dated as of July 5, 2002, to the Prime II Pooling and Servicing Agreement

•	Series 2002-1 Variable Funding Supplement, dated as of November 6, 2002, to the Prime II Pooling and Servicing Agreement

Schedule 1.1(h)

Termination Fee

$[redacted]

Schedule 5.1(c)

Governmental and Third Party Consents

Requisite Regulatory Approvals

HSR, if applicable.

Bank Merger Act with respect to each of the First Purchase and Assumption, the Second Purchase and Assumption and the Third Purchase and Assumption.

OTS approval with respect to each of the First Purchase and Assumption, the Second Purchase and Assumption and the Third Purchase and Assumption.

OCC approval and OTS approval with respect to the purchase of the CEBA Equity Interests.

Third Party Consents

Software License Agreement between Pitney Bowes docSense, Inc. as licensor, and FACS and Federated Systems Group, Inc. (“FSG”) as licensee, dated as of March 18, 2003. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

Master Software Agreement between Exstream Software, Inc. as licensor, and FACS and FSG as licensee, dated January 1, 2003. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

Professional Services Agreement between Prinova Technologies, Inc. and FACS, dated August 4, 2004, and related Statements of Work and Support Services Agreement. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

IT Services Agreement between Xerox Global Services, Inc. and its parent company Xerox Corporation (jointly, “XGS”) and FACS, dated as of November 24, 2004, and related Statement of Work and EOMS Software Ver 8.__ Master License and Support Agreement. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

Services Agreement for Custom Scoring Models between Experian Information Solutions, Inc. and FACS dated June 7, 2004, as amended. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

FACS GROUP, INC. AGREEMENT between FACS and Fair, Isaac and Company, Incorporated (“FICO”) signed June 26 and June 30, 1998 (prop behavior scorecard).

[Contract to be amended to permit the activities contemplated by the Program Agreement.]

FINGERHUT CORPORATION TRIAD SOFTWARE SYSTEM LICENSE AGREEMENT between Fingerhut Corporation (“Fingerhut”) and FICO signed August 7 and 13, 1997, as assigned by Fingerhut to FACS in Assignment and Assumption Agreement between Fingerhut, FACS, and FICO dated May 24, 2000, as amended. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

Master Customer Agreement between HNC Software, Inc. and FSG dated as of March 29, 2001. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

Assurant contracts:

FACS Program Agreement effective March 1, 1977 between FACS and American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Bankers American Life Assurance Company (collectively, “ABIG”), as amended. [run off]

FACS and ABI Alliance Agreement effective February 1, 1998 between FACS and ABIG

FACS and ABI Accidental Death Program Agreement effective March 1, 1998 between FACS and ABIG. [run off]

Insurance Service Agreement effective July 1, 2002 among Fortis Benefits Insurance, FACS, iTrust Insurance Agency, Inc. (“iTrust”), and FACS Insurance Agency, Inc. (“FACS Insurance Agency”).

FACS and RMI Membership Program Agreement, effective May 1, 1998 between Roadgard Motor Club, Inc. and FACS. [run off]

FACS and Womensense Service Expense Reimbursement Agreement, effective September 1, 1998, between Consumer Assist Network Association, Inc., d/b/a/ WomenSense and FACS. [run off]

Marketing Agreement dated as of February ______, 2002 between FACS and FDSB and Trilegiant Corporation, as amended.

Revenue Enhancements Products Agreement between FACS, iTrust, and National Union Fire Insurance Company of Pittsburgh, PA dated as of October 1, 2002.

Joint Marketing Agreement dated June __, 2001 between FACS and FDSB and Progeny Marketing Innovations LLC (f/k/a FISI*Madison L.L.C.), as amended

Consumer Credit Information and Credit Card Fraud Alert Registry Service Agreement between CreditComm Service LLC and FACS dated April 5, 1999. [run off]

Perpetual License Agreement, by and between Group 1 Software, Inc. and Federated Systems Group, Inc. dated March 30, 1990 and Addenda #2-11

Software License Agreement by and between Vanguard Integrity Professionals and Federated Systems Group, Inc. dated September 29, 1997

License Agreement, by and between The Systems Center, Inc. and The Sabre Group, dated June 28, 1988

Software Program Product License Agreement, by and between Software Engineering of America and The Sabre Group, dated October 15, 1987

Software Program Product License Agreement, by and between Software Engineering of America and The Sabre Group, dated August 28, 1989

Proprietary Software License Agreement, by and between Advanced Software Technologies Company, Ltd. and The Sabre Group dated January 28, 1988

CPU License Agreement, by and between Levi, Ray & Shoup, Inc. and Federated Systems Group, Inc. dated March 11, 1998

Software License and Services Agreement, by and between LBSS, Inc. and Federated Systems Group, Inc. dated November 3, 2000

Permanent License Agreement for Proprietary Software Products and Maintenance, by and between Compuware Corporation and The Sabre Group, dated March 28, 1986

Enterprise Addendum, by and between Compuware Corporation and Federated Systems Group, Inc., dated August 31. 2001 and Enterprise Schedule No. 1

Schedule 5.1(e)(2)

SEC Reports; Other Financial Information

The financial information included in the following sections of the Confidential Information Memorandum dated November 2004 (including any revisions):

Portfolio Overview and Portfolio Summary charts on pages 9 and 10

Section 3D (Portfolio Overview), pages 25-30

Summary Credit Statistics, page 36

Operating Expenses, page 45

Flamingo Portfolio Summary (FDS 04, GECC 04, Prem 04, Base 04, SAV 04, and Stratification Data sections)

The financial information included in the following section of the Preliminary Indication of Interest Instructions, dated as of December 1, 2004:

Section vii, Key Assumptions

Schedule 5.1(f)

Absence of Certain Changes

2005 YTD Portfolio and Operational Enhancements and Changes

a.	New loyalty program for Macy’s (“STAR Rewards”)

i.	New card designs and overall card structure

ii.	Statement re-design (including rewards certificate on statement)

iii.	Modified risk reissue criteria to include behavior score

iv.	On-line activation capability on macy’s.com

v.	“STAR Rewards” marketing collateral

b.	Change in hours of operation for Customer Service

i.	Extended hours (nights and weekends) for home calls – July 2005

ii.	New hours include all store hours availability for home calls

c.	Changes to acquisition score cut for VISA accounts

i.	[redacted]

d.	Changes to acquisition score cut for proprietary accounts

i.	[redacted]

ii.	[redacted]

e.	[redacted]

f.	Fraud prevention referrals for STAR Rewards launch

i.	[redacted]

ii.	[redacted]

iii.	[redacted]

g.	International Service Fee Assessment planned for July 2005

h.	On-line EZ-Pay capabilities accessible on macy’s.com

i.	Effective in March, 2005

i.	Language of Preference capabilities

i.	Ability for customer to request statements and credit correspondence to be delivered in Spanish

ii.	Available during Spring season 2005

j.	Expansion of Indian Call Center Support

i.	[redacted]

Schedule 5.1(h)

Litigation

Date Served	Case Name

	John W. Morrow vs. The Bon Marche and FACS Group, Inc.	[redacted]

2/4/2004	Barbara Kelly v. Bloomingdale’s, Inc.	[redacted]

6/16/2003	Carlos M. Benitez, Jr. vs. Experian Corp. y/o Experian Inc, Equifax Corp y/o Equifax Inc, Trans Union Corp y/o Trans Union Inc, Macys de Puerto Rico, et al	[redacted]

7/27/2004	Elizabeth A. Olson v. The Bon, Inc. and FACS Group	[redacted]

1/10/2005	Huguette A. Flambert Riboul v. Macy’s	[redacted]

7/31/2002	Emily J. Moskowitz vs. Bloomingdale’s, Inc	[redacted]

3/1/2005	Felix R. Gonzalez v. Experian Information Solutions, Inc., FDS National Bank, et. al.	[redacted]

12/3/2004	Kenneth J. Warren vs. FACS Group, Inc.	[redacted]

3/9/2005	Benjamin Chiang vs. Rich’s Department Stores, Inc. d/b/a/ Rich’s-Macy’s	[redacted]

3/9/2005	Ava Lee vs. Rich’s Department Stores, Inc. d/b/a/ Rich’s-Macy’s	[redacted]

1/11/2005	Laura Morales v. Burdines, Inc. and Premier Recovery, Inc.	[redacted]

3/2/2005	Shaunda N. Williams v. Trans Union LLC, Belden Jewelers, a Division of Sterling Jewelers, Inc., W.S. Badcock Corporation, dba Badcock Home Furnishing Centers, Burdines, A Division of Federated Systems Group, Inc.	[redacted]

Feb. 2005	Ignacio Agustin Gomez v. Macy’s Department Stores, Inc., et al	[redacted]

5/2/2005	William C. Roberts v. FDS Bank, Federated Dept. Stores, Macy’s East	[redacted]

Schedule 5.1(l)(4)

Accounts

See Schedule 5.1(f).

Schedule 5.1(q)

Outstanding Liabilities of Prime

$400mm of Class A Certificates from Series 2000-1 Series Supplement

Accrued interest on the $400mm Class A Certificates

Schedule 5.1(r)

Intellectual Property

•	the Program Agreement (as provided and as permitted thereunder)

•	the GE/Macy’s Program Agreement

•	agreements with respect to rental of the Cardholder List (or other list containing the same or a portion of the information contained in the Cardholder List)

•	agreements with respect to ancillary products

•	agreements with respect to products offered through inserts, fillers and bangtails

[redacted]

Schedule 5.2(c)

Governmental and Third Party Consents

HSR, if applicable.

Bank Merger Act with respect to each of the First Purchase and Assumption, the Second Purchase and Assumption and the Third Purchase and Assumption.

OCC approval to charter CEBA Bank.

OCC approval to establish CEBA Bank as an operating subsidiary of Citibank N.A.

FDIC approval for Federal deposit insurance for CEBA Bank.

Schedule 6.16

May Portfolio Calculations and Procedures

The requirement set forth in clause (i) of Section 6.16(b) shall be deemed not satisfied if the May Net Yield for the 12 Fiscal Month period ending at the end of the second Fiscal Month preceding the date on which the Third Closing Date is scheduled (for purposes of this Schedule, the “Measurement Period”) to occur is [redacted].

For purposes of the above calculation:

“Average May Cardholder Indebtedness” means, for the Measurement Period, (a) Cardholder Indebtedness under the May Accounts, calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, as of the end of each day during such period divided by (b) the number of days in such period.

“May Net Charge-Offs” means, for Measurement Period, concessions, reversals and write-offs of finance charges, late fees, NSF fees, pay-by-phone fees and other similar fees taken on the May Accounts during such period, net of (A) any recoveries of concessions, reversals and write-offs of such charges and fees during such period and (B) any such concessions, write-offs and reversals referred to above that would constitute one-time charges relating to the integration of the May Accounts into the Business and the adjustment of operating policies relating thereto.

“May Net Credit Income” means, for the Measurement Period, an amount equal to (a), the sum of assessed or accrued finance charges and late fees, NSF fees, pay-by-phone fees and other similar fees on the May Accounts during such period, minus (b) the Net May Charge-Offs for such period.

“May Net Yield” means, for Measurement Period, (i) May Net Credit Income for such period, divided by (ii) Average May Cardholder Indebtedness for such period.

Schedule 6.17

Interim Servicing Reports

Weekly New Account and Penetration results by division, by region along with month to date, year to date figures

Monthly New Account Acquisition Summary

Credit Granting Summary Data Report

Weekly Collection Roll Rate Reports / Write-off Forecasts

Rolling Operation Forecast

Schedule 7.1

Third Party Consents Required for Closing

Order Form executed October 27, 1999, between Computer Associates International, Inc. and Federated Systems Group, Inc., with addenda and supplements.

Schedule 9.2(b)

May Financial Information

FDS shall, subject to Section 6.16, make the representation set forth in Section 5.1(e)(2) pursuant to Section 9.2(b) on the Third Closing Date solely with respect to the financial information included in the following sections of the Project Milan Confidential Information Memorandum dated April 2005:

Overview of May Credit Card Portfolio, pages 6, 25, 26

Summary Financial Information, Operating Expenses and Accounting Policies on pages 21, 22 and 23, respectively

New Account Summary, page 37

Milan Statistical Appendix (May Department Stores and Marshall Field’s sections)

ANNEX A

Program Agreement

[filed separately]

ANNEX B

Form of First Instrument of Assignment and Assumption

AGREEMENT, dated as of ______ __, 2005, between Federated Department Stores, Inc., a Delaware corporation (“FDS”), FDS Bank, a federally chartered stock savings bank (“FDS Bank”), Prime II Receivables Corporation, a Delaware corporation (“Prime II”), and Citibank, N.A., a national banking association (the “Purchaser”).

WITNESSETH:

WHEREAS, FDS, FDS Bank, Prime II and the Purchaser are parties to that certain Purchase, Sale and Servicing Transfer Agreement, dated as of June 1, 2005 (the “Purchase and Sale Agreement”); and

WHEREAS, pursuant to the Purchase and Sale Agreement, FDS, FDS Bank and Prime II have agreed to sell all of their right, title and interest in and to the FDS Assets to the Purchaser, and the Purchaser has agreed to purchase such right, title and interest in and to the FDS Assets and to assume the FDS Liabilities;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, subject to the terms and conditions of the Purchase and Sale Agreement, FDS, FDS Bank, Prime II and the Purchaser agree as follows:

1. Assignment of Specified Assets. Effective as of the date hereof, FDS Bank and Prime II do hereby sell, convey and assign to the Purchaser, free and clear of all Liens, except Permissible Liens, all of their right, title and interest in, to and under the Specified Assets that constitute the FDS Assets and the Purchaser hereby accepts the foregoing assignment of such Specified Assets, upon the terms and conditions set forth in the Purchase and Sale Agreement.

2. Assignment of Other FDS Assets. Effective as of the date hereof, FDS, FDS Bank and Prime II do hereby sell, convey and assign (or cause their Subsidiaries to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, all of their right, title and interest in, to and under the FDS Assets, other than the Specified Assets that constitute the FDS Assets, and the Purchaser hereby accepts the foregoing assignment of such FDS Assets, upon the terms and conditions set forth in the Purchase and Sale Agreement.

3. Assumption of FDS Liabilities. Effective as of the date hereof, the Purchaser does hereby assume, and agrees to pay, defend, discharge and perform as and when due the FDS Liabilities, upon the terms and conditions set forth in the Purchase and Sale Agreement. For greater certainty, the Purchaser will not be assuming or agreeing to pay, defend, discharge and perform the Excluded Liabilities.

4. No Third Party Beneficiaries. Subject to the terms and conditions of the Purchase and Sale Agreement, this Agreement shall be binding upon and inure solely to the benefit of the Purchaser and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

5. Amendments and Waivers. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

7. Counterparts. This Agreement may be executed in counterparts, which may be delivered by facsimile transmission. Each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same instrument.

8. Defined Terms. Capitalized terms used herein but not defined shall have the meanings set forth in the Purchase and Sale Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the day and year first above written.

FEDERATED DEPARTMENT STORES, INC.

By:
Name:
Title:

FDS BANK

By:
Name:
Title:

PRIME II RECEIVABLES CORPORATION

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

ANNEX C

Form of Second Instrument of Assignment and Assumption

AGREEMENT, dated as of ______ __, 200_, between Federated Department Stores, Inc., a Delaware corporation (“FDS”), FDS Bank, a federally chartered stock savings bank (“FDS Bank”), and Citibank, N.A., a national banking association (the “Purchaser”).

WITNESSETH:

WHEREAS, FDS, FDS Bank, Prime II Receivables Corporation and the Purchaser are parties to that certain Purchase, Sale and Servicing Transfer Agreement, dated as of June 1, 2005 (the “Purchase and Sale Agreement”); and

WHEREAS, pursuant to the Purchase and Sale Agreement, FDS and FDS Bank have agreed to sell all of their right, title and interest in and to the GE/Macy’s Assets to the Purchaser, and the Purchaser has agreed to purchase such right, title and interest in and to the GE/Macy’s Assets and to assume the GE/Macy’s Liabilities;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, subject to the terms and conditions of the Purchase and Sale Agreement, FDS, FDS Bank and the Purchaser agree as follows:

1. Assignment of Specified Assets. Effective as of the date hereof, FDS Bank does hereby sell, convey and assign to the Purchaser, free and clear of all Liens, except Permissible Liens, all of their right, title and interest in, to and under the Specified Assets that constitute the GE/Macy’s Assets and the Purchaser hereby accepts the foregoing assignment of such Specified Assets, upon the terms and conditions set forth in the Purchase and Sale Agreement.

2. Assignment of Other GE/Macy’s Assets. Effective as of the date hereof, FDS and FDS Bank do hereby sell, convey and assign (or cause their Subsidiaries to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, all of their right, title and interest in, to and under the GE/Macy’s Assets, other than the Specified Assets that constitute the GE/Macy’s Assets, and the Purchaser hereby accepts the foregoing assignment of the such GE/Macy’s Assets, upon the terms and conditions set forth in the Purchase and Sale Agreement.

3. Assumption of GE/Macy’s Liabilities. Effective as of the date hereof, the Purchaser does hereby assume, and agrees to pay, defend, discharge and perform as and when due the GE/Macy’s Liabilities, upon the terms and conditions set forth in the Purchase and Sale Agreement. For greater certainty, the Purchaser will not be assuming or agreeing to pay, defend, discharge and perform the Excluded Liabilities.

4. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

5. Amendments and Waivers. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

7. Counterparts. This Agreement may be executed in counterparts, which may be delivered by facsimile transmission. Each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same instrument.

8. Defined Terms. Capitalized terms used herein but not defined shall have the meanings set forth in the Purchase and Sale Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the day and year first above written.

FEDERATED DEPARTMENT STORES, INC.

By:
Name:
Title:

FDS BANK

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

ANNEX D

Form of Third Instrument of Assignment and Assumption

AGREEMENT, dated as of ______ __, 200_, between Federated Department Stores, Inc., a Delaware corporation (“FDS”), FDS Bank, a federally chartered stock savings bank (“FDS Bank”) and Citibank, N.A., a national banking association (the “Purchaser”).

WITNESSETH:

WHEREAS, FDS, FDS Bank, Prime II Receivables Corporation and the Purchaser are parties to that certain Purchase, Sale and Servicing Transfer Agreement, dated as of June 1, 2005 (the “Purchase and Sale Agreement”); and

WHEREAS, pursuant to the Purchase and Sale Agreement, FDS and FDS Bank have agreed to sell all of their right, title and interest in and to the May Assets to the Purchaser, and the Purchaser has agreed to purchase such right, title and interest in and to the May Assets and to assume the May Liabilities;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, subject to the terms and conditions of the Purchase and Sale Agreement, FDS, FDS Bank and the Purchaser agree as follows:

1. Assignment of Specified Assets. Effective as of the date hereof, [            ] do[es] hereby sell, convey and assign to the Purchaser, free and clear of all Liens, except Permissible Liens, all of [their][its] right, title and interest in, to and under the Specified Assets that constitute the May Assets and the Purchaser hereby accepts the foregoing assignment of such Specified Assets, upon the terms and conditions set forth in the Purchase and Sale Agreement.

2. Assignment of Other May Assets. Effective as of the date hereof, FDS and FDS Bank do hereby sell, convey and assign (or cause May Bank to sell, convey and assign) to the Purchaser, free and clear of all Liens, except Permissible Liens, all of their right, title and interest in, to and under the May Assets, other than the Specified Assets that constitute the May Assets, and the Purchaser hereby accepts the foregoing assignment of such May Assets, upon the terms and conditions set forth in the Purchase and Sale Agreement.

3. Assumption of May Liabilities. Effective as of the date hereof, the Purchaser does hereby assume, and agrees to pay, defend, discharge and perform all May Liabilities, upon the terms and conditions set forth in the Purchase and Sale Agreement. For greater certainty, the Purchaser will not be assuming or agreeing to pay, defend, discharge and perform the Excluded Liabilities.

4. No Third Party Beneficiaries. Subject to the terms and conditions of the Purchase and Sale Agreement, this Agreement shall be binding upon and inure solely to the benefit of the Purchaser and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

5. Amendments and Waivers. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

7. Counterparts. This Agreement may be executed in counterparts, which may be delivered by facsimile transmission. Each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same instrument.

8. Defined Terms. Capitalized terms used herein but not defined shall have the meanings set forth in the Purchase and Sale Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the day and year first above written.

FEDERATED DEPARTMENT STORES, INC.

By:
Name:
Title:

FDS BANK

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title:

ANNEX E

Summary of Terms of CEBA Equity Interests

Preliminary Terms of Preferred Stock,

CEBA Bank Charter and Stockholders Agreement

Issuer:	A newly formed national bank (“Newco”).

Newco Purpose:	To offer and issue FDS Credit Cards (as defined in the Program Agreement; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Program Agreement or the Purchase Agreement, as applicable) and Approved Ancillary Products in accordance with the terms and conditions of the Program Agreement and all activities incidental thereto (the “Business”). CEBA Bank will not engage in any business or issue any Credit Cards except pursuant to the Program Agreement. CEBA Bank will at all times during the Term conform its operations so as to meet the requirements of 12 U.S.C. 1841(c)(2) or any comparable successor statute.

Purchaser:	FDS Bank, a federally-chartered stock savings bank or Federated Department Stores, Inc., a Delaware corporation.

Securities:	Series A Preferred Stock of Newco (the “ Preferred Stock”).

Amount of Issue:	$[redacted].

Ranking:	The Preferred Stock will, with respect to all rights, rank junior to all other classes and series of preferred stock of Newco.

Voting Rights:	Each share of Preferred Stock shall be entitled to one vote per share on all matters to which the holders of Preferred Stock are entitled to vote. The Preferred Stock shall not be entitled to vote on any matter as a class with the common stock of Newco. The Preferred Stock shall not have any voting rights except as required by law and except as set forth below under “Directors” and “Governance”. The class of Preferred Stock shall have no more than 19% of the aggregate voting power of Newco.

Directors:	The Preferred Stock, as a class, shall be entitled to elect one director to the board of directors of Newco (the “Board”). For so long as the Equity Holder (as defined below) owns, in the aggregate, at least 49% of the outstanding shares of Preferred Stock, the Equity Holder shall be entitled to elect such director. Newco’s articles of association shall provide that the Board shall be comprised of at least six members. At any meeting of Newco stockholders to elect directors, Citibank will vote all its shares of capital stock of Newco in favor of the Equity Holder’s nominee.

Dividends:	The Preferred Stock will not pay dividends.

Liquidation Preference:	Upon any liquidation, dissolution or winding up of Newco, as the case may be, the holders of the Preferred Stock shall be entitled to receive an amount equal to the Issue Price.

Redemption:

Subject to FDS’ repurchase rights in the event of the termination of the Program Agreement, Newco may redeem the Preferred Stock: (i) upon the expiration of the Program Agreement; (ii) upon the termination of the Program Agreement by either FDS or Citibank; or (iii) in the event any Equity Holder (other than FDS) is no longer a wholly owned Subsidiary of FDS.

The redemption price shall be equal to the Issue Price.

Transferability:	The Preferred Stock shall not be transferable without the prior written consent of Newco, provided that upon 10 business days’ prior written notice to Newco, any FDS holder may transfer the Preferred Stock to FDS or one or more of its other wholly owned Subsidiaries (FDS Bank, FDS or such wholly owned Subsidiary of FDS, as the case may be, the “Equity Holder”).

Anti-Dilution:	Customary adjustments for stock splits, combinations, reclassifications, stock dividends, stock repurchases, issuances of Preferred Stock and other structural changes.

Capital Contributions:	The Equity Holder shall not be required to make any capital contributions to Newco.

Governance:

Notwithstanding anything to the contrary contained herein, except to the extent required by Newco’s chartering authority or as required by applicable law, for so long as the Equity Holder owns at least 49% of the outstanding shares of Preferred Stock, in addition to any rights provided by applicable law, Newco shall not take any of the following actions without the affirmative vote of the Equity Holder:

(1)    amend Newco’s articles of association or bylaws if such amendment would adversely affect the rights of the Equity Holder set forth herein as a stockholder of Newco or the rights of FDS and its Affiliates under the Program Agreement and Ancillary Agreements;

(2)    change the Purpose of Newco or enter into any line of business or activities other than the Business;

(3)    make any equity investment in any other Person (including the creation of any Subsidiary);

(4)    originate, purchase or otherwise acquire any Credit Card accounts, or issue, offer, sponsor or market any Credit Card or Ancillary Product, except in any such case to the extent permitted by the Program Agreement;

(5)    consummate or become obligated to consummate any (a) consolidation or merger of Newco with or into another entity or any other business combination, whether by asset or stock sale or otherwise, (b) sale of significant assets of Newco or any of its Subsidiaries, other than in accordance with the terms of the Program Agreement; or (c) acquisition of equity or debt of another Person (other than extensions of credit to Cardholders in respect of the Accounts in accordance with the Program Agreement or otherwise as expressly permitted by the Program Agreement) or substantially all or any material portion of the assets or business of another Person;

(6)    issue any additional shares of Preferred Stock to any Person other than to FDS or any of its wholly owned Subsidiaries;

(7)    consent to the appointment by the FDIC or any other regulatory authority having jurisdiction over Newco of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Newco or any substantial part of its properties, or the winding-up or liquidation of the affairs of Newco.

At FDS Bank’s reasonable discretion, the foregoing consent rights will be addressed as appropriate in the Newco Charter or in a Stockholders Agreement.

Exculpation; Indemnification; Insurance:	To the fullest extent permitted by federal law, no director of Newco shall be liable to Newco or any other stockholder or director, except by reason of such Person’s (a) willful misconduct, fraud or bad faith or (b) receipt from Newco of a personal benefit to which such Person is not legally entitled. Each director of Newco shall be indemnified by Newco against any claims against such Person by reason of the fact that he or she is a director of Newco. Newco shall purchase and maintain customary insurance (including directors’ and officers’ liability insurance); provided that, in lieu thereof, the Newco may provide such coverage pursuant to insurance policies maintained by it or its other Affiliates.

Liens:	The Equity Holder shall not permit or allow any of the shares of Preferred Stock held by it to become subject to any Lien.

Other Terms:	This term sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing such matters, which remain subject to discussion and negotiation to the extent not inconsistent with the specific matters set forth herein.

Governing Law:	Newco charter: Federal law. Stockholders Agreement: Delaware law